UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Clovis Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

5500 Flatiron Parkway, Suite 100

Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Clovis Oncology, Inc. The meeting will be held on Thursday, June 9, 2022 at 8:30 a.m. Mountain Time at the Westin Denver International Airport, 8300 Peña Blvd, Denver, CO 80249 for the following purposes:

1. To elect four Class II directors for a three-year term;

2.    To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-7 (the “Reverse Stock Split”);

3. To approve an amendment to our Amended and Restated Certificate of Incorporation to decrease, concurrent with and conditioned upon the implementation of the Reverse Stock Split, the number of authorized shares of our common stock from 200,000,000 to 57,142,000 shares;

4.    To approve an amendment and restatement of the Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the Plan by 4,000,000 shares, concurrent with and conditioned upon the implementation of the Reverse Stock Split;

5. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement;

6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

7. To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2, Proposal 3 or Proposal 4; and

8. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 11, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Your vote is very important. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 8, 2022. Submitting your proxy now will not limit your right to vote in person at the annual meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Paul E. Gross

Secretary

Boulder, Colorado

April     , 2022

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2022	1

PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
PROXY PROPOSALS
Proposal 1: Election of Directors	6
Proposal 2: Approval of an Amendment to Our Amended and Restated Certificate of Incorporation to Effect a 1-for-7 Reverse Stock Split of Our Common Stock	11
Proposal 3: Approval of an Amendment to Our Amended and Restated Certificate of Incorporation to Decrease, Concurrent with and Conditioned Upon the Implementation of the Reverse Stock Split, the Number of Authorized Shares of Our Common Stock from 200,000,000 to 57,142,000	21
Proposal 4: Approval of an Amendment and Restatement of the Amended and Restated Clovis Oncology, Inc. 2020 Stock Incentive Plan	23
Proposal 5: Advisory Vote on Executive Compensation	31
Proposal 6: Ratification of Selection of Independent Registered Public Accounting Firm	32
Proposal 7: Approval of an Adjournment of the Annual Meeting, if Necessary or Appropriate, to Solicit Additional Proxies	33
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	34
EXECUTIVE AND DIRECTOR COMPENSATION	42
COMPENSATION DISCUSSION AND ANALYSIS	44
SUMMARY COMPENSATION TABLE	64
DIRECTOR COMPENSATION	72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	75
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	79
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	80
AVAILABLE INFORMATION	82
OTHER MATTERS	83
APPENDIX A – Clovis Oncology, Inc. Second Certificate of Amendment to Amended and Restated Certificate of Incorporation	A-1
APPENDIX B – Clovis Oncology, Inc. Third Certificate of Amendment to Amended and Restated Certificate of Incorporation	B-1
APPENDIX C – Clovis Oncology, Inc. Second Amended and Restated 2020 Employee Stock Incentive Plan	C-1

Unless the context requires otherwise, references in this proxy statement to “Clovis,” the “company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc., together with its consolidated subsidiaries.

CLOVIS ONCOLOGY, INC.

5500 FLATIRON PARKWAY, SUITE 100

BOULDER, COLORADO 80301

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

Our board of directors is soliciting proxies for our 2022 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, June 9, 2022 at 8:30 a.m. Mountain Time at the Westin Denver International Airport, 8300 Peña Blvd, Denver, CO 80249. If you need directions to the location of the Annual Meeting, please contact us at (303) 625-5000.

We expect to hold our Annual Meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold our Annual Meeting in person for any reason, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at http://ir.clovisoncology.com/investors-and-news/resources/annual-meeting-materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 9, 2022:

Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We intend to mail the Notice on or about April     , 2022 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice.

The Notice will also identify the date, the time and location of the Annual Meeting; the matters to be acted upon at the meeting and the board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2021, and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person should stockholders choose to do so.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing these proxy materials to you because the board of directors of Clovis Oncology, Inc. is soliciting your proxy to vote at the Annual Meeting to be held on June 9, 2022 at 8:30 a.m. Mountain Time, including at any adjournments or postponements of the meeting. We intend to begin sending the Notice and making our proxy materials available on or about April     , 2022 to all stockholders of record entitled to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 9, 2022 at 8:30 a.m. Mountain Time at the Westin Denver International Airport, 8300 Peña Blvd, Denver, CO 80249.

What am I voting on?

There are six matters scheduled for a vote:

•

Proposal 1: Election of Directors. The election of Brian G. Atwood, James C. Blair, Richard A. Fair, and Paul H. Klingenstein as Class II directors to hold office until the 2025 annual meeting of stockholders;

•	Proposal 2: Reverse Stock Split. The approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-7;

•

Proposal 3: Approval of a Decrease in Authorized Shares of Common Stock. The approval of an amendment to our Amended and Restated Certificate of Incorporation to decrease, concurrent with and conditioned upon the implementation of the Reverse Stock Split, the number of authorized shares of our common stock from 200,000,000 to 57,142,000 shares;

•

Proposal 4: Approval of an Amendment and Restatement of the 2020 Stock Incentive Plan. The approval of an amendment and restatement of the Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan to increase the number of common shares available for issuance under the Plan by 4,000,000 shares, concurrent with and conditioned upon the implementation of the Reverse Stock Split;

•	Proposal 5: Vote on the Compensation of our Named Executive Officers. The approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and

•

Proposal 6: Ratification of Selection of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

•

Proposal 7: Approval of an Adjournment of the Annual Meeting. The approval of the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2, Proposal 3 or Proposal 4.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2022.

How do I vote at the Annual Meeting?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to each of the votes to approve the amendment to our Amended and Restated Certificate of Incorporation, the vote to approve the amendment and restatement of the 2020 Stock Incentive Plan, the advisory vote on the compensation of our named executive officers, the ratification of the selection of our independent registered public accountants, and the vote to approve an adjournment of the Annual Meeting to solicit additional proxies if necessary or appropriate, you may vote “For” or “Against” or abstain from voting.

Only stockholders of record at the close of business on April 11, 2022 will be entitled to vote at the Annual Meeting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2022 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.

•

To vote using the printed proxy card that may be delivered to you, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote by Internet or telephone, follow the instructions on the website referred to in the Notice previously sent to you. Your vote must be received by 11:59 p.m. Eastern Time on June 8, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2022 your shares were registered, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received a Notice from that organization. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the proxy materials or contact your broker or bank to request a proxy form.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all four nominees for director, “For” the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split, “For” the approval of an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of shares of authorized common stock concurrent with and conditioned upon the implementation of the Reverse Stock Split, “For” the approval of an amendment and restatement of the Amended and Restated 2020 Stock Incentive Plan, “For” the advisory vote on the compensation of our named executive officers, “For” the ratification of selection of the independent registered public accounting firm, and “For” the approval to adjourn the Annual Meeting if necessary or appropriate. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or over the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 143,879,140 shares outstanding and entitled to vote. Thus, the holders of 71,939,571 shares must be present in person or represented by proxy at the meeting to have a quorum.

What vote is required to approve each proposal?

•	Proposal 1: Election of Directors. The four nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” will affect the outcome.

•

Proposal 2: Approval of an Amendment to our Amended and Restated Certificate of Incorporation. The approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-7 requires the affirmative (“For”) vote from the holders of a majority of the shares of our common stock outstanding.

•

Proposal 3: Approval of an Amendment to our Amended and Restated Certificate of Incorporation. The approval of an amendment to our Amended and Restated Certificate of Incorporation to decrease, concurrent with and conditioned upon the implementation of the Reverse Stock Split, the number of authorized shares of our common stock from 200,000,000 to 57,142,000 shares requires the affirmative (“For”) vote from the holders of a majority of the shares of our common stock outstanding;

•

Proposal 4: Approval of an Amendment and Restatement of the 2020 Stock Incentive Plan. The approval of the amendment and restatement of the Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan to increase the number of common shares available for issuance under the Plan by 4,000,00 shares, concurrent with and conditioned on the implementation of the Reverse Stock Split, requires the affirmative (“For”) vote from the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

•

Proposal 5: Vote on the Compensation of our Named Executive Officers. The proposal to approve an advisory resolution regarding the compensation of our named executive officers requires the affirmative (“For”) votes from the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

•

Proposal 6: Ratification of Selection of Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Ernst & Young LLP, our independent registered public accounting firm, requires the affirmative (“For”) votes from the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

•

Proposal 7: Approval of an Adjournment of the Annual Meeting, if Necessary or Appropriate, to Solicit Additional Proxies. The proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2, Proposal 3 or Proposal 4 requires the affirmative (“For”) vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the Annual Meeting, but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of the vote on the Reverse Stock Split, the decrease in the number of authorized shares of common stock, the vote to amend the Amended and Restated 2020 Stock Incentive Plan, the advisory vote on the approval of the compensation of our named executive officers, the vote on the ratification of selection of independent registered public accounting firm, and the vote to adjourn the Annual Meeting if necessary or appropriate. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposals.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a brokerage firm) holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular matter. The election of directors (Proposal 1), the vote to approve an amendment and restatement of the Amended and Restated 2020 Stock Incentive Plan (Proposal 4), and the advisory vote on the compensation of our named executive officers (Proposal 5) are each proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker or other nominee how to vote with respect to these proposals, those “broker non-votes” will not be counted as votes cast and will have no effect on the result of the vote. However, the Reverse Stock Split (Proposal 2), the decrease in the number of authorized shares of common stock (Proposal 3), the ratification of the selection of independent registered public accounting firm (Proposal 6), and the approval of the adjournment of the Annual Meeting if necessary or appropriate (Proposal 7) are considered routine matters on which a broker or other nominee has discretionary authority to vote even if no instructions are received from you. Accordingly, no broker non-votes will likely result from these proposals.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies, including the preparation, assembly, printing, and mailing of the Notice, this proxy statement, the proxy card, and any other additional solicitation materials that we may provide to our stockholders. In addition to these proxy materials, Innisfree M&A Incorporated (“Innisfree”) and our directors, officers, and employees may also contact you by telephone, via the Internet, in person, or by other means of communications to obtain your proxy. We have retained Innisfree as a proxy solicitor in connection with the Annual Meeting. We have agreed to pay to Innisfree a fee of $25,000 plus reimbursement of customary out-of-pocket expenses incurred in connection with the services, and we have agreed to indemnify Innisfree and certain related persons against certain liabilities relating to or arising out of Innisfree’s engagement. Our directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC, within four business days after the Annual Meeting. If final voting results are not available to us in time to file with the SEC a Form 8-K within four business days after the meeting, we intend to file with the SEC a Form 8-K to disclose preliminary results and, within four business days after the final results are known to us, file with the SEC an additional Form 8-K to disclose the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three staggered classes of directors of the same or nearly the same number, designated Class I, Class II, and Class III, with each class having a three-year term. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are four directors in Class II whose term of office expires in 2022. Each of the nominees for election to Class II, Brian G. Atwood, James C. Blair, Richard A. Fair, and Paul H. Klingenstein, has been recommended by the nominating and corporate governance committee of the board of directors for election and nominated by the board of directors for election at the Annual Meeting and is currently a member of our board of directors. If re-elected at the Annual Meeting, each of these nominees would serve until our 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting—Class II

The following table sets forth the name, age, and position of each of our nominees as of March 31, 2022:

Name	Age	Position
Brian G. Atwood	69	Director
James C. Blair, Ph.D.	82	Director
Richard A. Fair	53	Director
Paul H. Klingenstein	66	Director

The following is biographical information as of March 31, 2022 for our nominees:

Brian G. Atwood has served as a member of our board of directors since our inception and serves as the chair of our nominating and corporate governance committee. Until December 2017, he was President and CEO as well as a co-founder of Cell Design Labs, Inc., a biotechnology company focused on developing human cell engineering technology for the treatment of multiple diseases, including cancer. In 1999, he co-founded and currently serves as a Managing Director for Versant Ventures, a healthcare-focused venture capital firm. Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. Mr. Atwood also serves on the boards of the biotechnology company, Atreca, Inc. (NASDAQ: BCEL), and Locust Walk Acquisition Corp (NASDAQ: LWAC). Mr. Atwood also served on the boards of Five Prime Therapeutics (NASDAQ: FPRX), Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) acquired in 2014, Immune Design (NASDAQ: IMDZ), acquired in 2019, Veracyte (NASDAQ: VCYT), Helicos Biosciences (NASDAQ: HLCS), Pharmion Corporation acquired in 2008, and Trius Therapeutics, Inc. (NASDAQ: TSRX) acquired in 2013. Mr. Atwood holds a B.S. in biological sciences from the University of California, Irvine, a M.S. in ecology from the University of California, Davis, and an M.B.A. from Harvard University. We believe that Mr. Atwood possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience, particularly in the biotechnology and biopharmaceutical industries, and his financial sophistication and expertise.

James C. Blair, Ph.D. has served as a member of our board of directors since our inception and serves as the chair of our compensation committee. Since 1985, he has served as a general partner of Domain Associates,

L.L.C., a venture capital management company focused on life sciences. Dr. Blair currently serves on the boards of privately-held companies Axial Therapeutics, Inc., ChromaCode, Inc., Ocunexus Therapeutics, Inc. and InflammX Therapeutics, Inc. He has previously served on the boards of over 40 life science ventures including Amgen Inc. (NASDAQ: AMGN), Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), Applied Biosystems Inc., Aurora Biosciences Corp., Dura Pharmaceuticals, Inc., Nuvasive, Inc. (NASDAQ: NUVA), Pharmion Corporation (acquired in 2008), Volcano Corporation (NASDAQ: VOLC) and Zogenix, Inc. (NASDAQ: ZGNX). Dr. Blair currently serves as Chairman of the Board of the Sanford-Burnham Prebys Medical Discovery Institute. He received a B.S.E. from Princeton University and M.S.E. and Ph.D. degrees from the University of Pennsylvania, all in electrical engineering. We believe that Dr. Blair possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the life science industry and his years of business and leadership experience.

Richard A. Fair has served as a member of our board of directors since October 2018. Mr. Fair has served as President and Chief Executive Officer, and a member of the board of directors, of Bellicum Pharmaceuticals, Inc. (NASDAQ: BLCM) since January 2017. Prior to joining Bellicum, from January 2014 through January 2017, Mr. Fair served as Senior Vice President, Therapeutic Head Oncology Global Product Strategy at Genentech, Inc., a subsidiary of Roche Holding AG. From April 2006 to January 2014, Mr. Fair held other positions at Genentech, including Vice President, Global Product Strategy Hematology & Signaling, from November 2012 through December 2013, and Vice President, Sales & Marketing, Oral Oncolytics, from May 2010 to November 2012. Prior to Genentech, Mr. Fair held positions at Johnson & Johnson, a pharmaceutical and medical device company. Mr. Fair received his B.S. in computer science from the University of Michigan and his MBA from Columbia University. We believe Mr. Fair possesses specific attributes that qualify him to serve as a member of the Company’s board of directors, including his years of leadership and commercial experience in the oncology industry.

Paul H. Klingenstein has served as a member of our board of directors since our inception. He is the Managing Partner of Aberdare Ventures, a healthcare-focused venture capital firm he formed in 1999. Prior to founding Aberdare, Mr. Klingenstein worked in venture capital with Warburg Pincus and Accel Partners and was an advisor to the Rockefeller Foundation. Mr. Klingenstein currently serves on the boards of several private companies. Mr. Klingenstein has previously served on the boards of Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC), Aviron Inc., Conatus Pharmaceuticals Inc. (NASDAQ: CNAT), EnteroMedics Inc. (NASDAQ: ETRM), Glycomed Inc., Isis Pharmaceuticals, Inc., now Ionis Pharmaceuticals, Inc. (NASDAQ: IONS), Pharmion Corporation (acquired in 2008), Viagene Inc., and Xomed Surgical Products Inc. He is currently a board member of the MacArthur Foundation, Nia Tero, and The Campaign Legal Center. He has also served on the boards of various educational and non-profit institutions. Mr. Klingenstein received an A.B. in anthropology from Harvard University and an M.B.A. from Stanford University. We believe that Mr. Klingenstein possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry focused on biotechnology and biopharmaceutical companies and his years of business and leadership experience in the biopharmaceutical industry.

If a quorum is present and voting at the Annual Meeting, the four nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2023 Annual Meeting—Class III

The following table sets forth the name, age and position of each of our directors in Class III as of March 31, 2022:

Name	Age	Position
Keith T. Flaherty	51	Director
Ginger L. Graham	66	Chair of the Board of Directors
Edward J. McKinley	70	Director
Ronit Simantov	57	Director

The following is biographical information as of March 31, 2022 for our directors in Class III:

Dr. Keith Flaherty has served as a member of our board of directors since 2013. He is a Professor of Medicine at Harvard Medical School, Associate Physician of Medicine, Hematology/Oncology at Massachusetts General Hospital, and Director of Clinical Research, Massachusetts General Hospital Cancer Center. Dr. Flaherty is also the Deputy Chair for Biomarker Sciences and the Chair of the Developmental Therapeutics Committee in the Eastern Cooperative Oncology Group. Dr. Flaherty has served as Principal Investigator for numerous first-in-human clinical trials with novel, targeted therapies, including the first in-human trials of the first prospectively developed selective BRAF inhibitors for metastatic melanoma and has published more than 300 peer-reviewed papers. He currently serves on the board of directors of Loxo Oncology, Inc. (NASDAQ: LOXO). Dr. Flaherty has a Bachelor of Science from Yale University and medical degree from Johns Hopkins University. Dr. Flaherty trained in internal medicine at Brigham and Women’s Hospital and completed a medical oncology fellowship at the University of Pennsylvania. We believe that Dr. Flaherty possesses specific attributes that qualify him to serve as a member of our board of directors, including his scientific background and experience as a clinician in the field of oncology, as well as his expertise reflected in his significant scientific and medical journal publications.

Ginger Graham has served as a member of our board of directors since 2013, and as chair of the board since June 2019. She is the former President and CEO of Amylin Pharmaceuticals, a biopharmaceutical company based in San Diego, CA focused on diabetes and obesity. Previously, Ms. Graham was Group Chairman, Office of the President for Guidant Corporation. She is the former President and CEO of Two Trees Consulting, where she coached first-time CEOs of public and private companies. She has been a senior lecturer at Harvard University and a faculty member in its Entrepreneurship Unit. Ms. Graham serves on the Board of Directors for Walgreens Boots Alliance, Inc. (NASDAQ: WBA). She is also a co-founder and owner of Ginger and Baker, a food-hub and tourist destination in Fort Collins, Colorado. Ms. Graham has a Bachelor of Science, Agriculture with high honors from the University of Arkansas and a Master of Business Administration with distinction from Harvard Business School. We believe Ms. Graham possesses specific attributes that qualify her to serve as a member of our board of directors, including her years of business and leadership experience in the life sciences industry, and in particular, as the president and chief executive officer of a publicly-held biopharmaceutical company and her roles on boards of directors of other publicly-held life sciences companies.

Edward J. McKinley has served as a member of our board of directors since our inception and serves as the chair of our audit committee. Mr. McKinley spent 20 years serving in various roles at the private equity firm Warburg Pincus, including managing the firm’s private equity activity in Europe and serving on the firm’s Management Committee. Before joining Warburg Pincus, he was with the management consulting firm McKinsey & Company. Mr. McKinley also served on the board of Pharmion Corporation (acquired in 2008) and many other public and private companies. He currently serves as an advisory board member for an investment management firm, on the investment committee of a foundation, and on the board of a non-profit organization. He graduated Phi Beta Kappa with honors from Stanford University and holds a graduate management degree from Yale University. We believe that Mr. McKinley possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience, and his financial sophistication and expertise.

Dr. Ronit Simantov has served as a member of our board of directors since July 2021. She is currently chief medical officer of Gamida Cell Ltd. Prior to joining Gamida Cell in July 2017, Dr. Simantov served as vice president, Oncology Global Medical Affairs at Pfizer Inc., where she was responsible for multiple oncology programs in various roles from 2011 to June 2017. Prior to Pfizer, Dr. Simantov served as vice president of clinical research at OSI Pharmaceuticals, as chief medical officer at CuraGen Corporation (acquired by Celldex) where she led development of small molecules and antibody-drug conjugates, and at Bayer HealthCare Pharmaceuticals, where she led the phase 3 study of Nexavar® (sorafenib) resulting in the first approval of a tyrosine kinase inhibitor in renal cell carcinoma. Dr. Simantov serves on the board of directors of Tempest Therapeutics. Prior to joining industry, Dr. Simantov spent seven years on the academic faculty at Weill Medical College of Cornell University, where she directed the fellowship program and conducted angiogenesis and vascular biology research. She has authored over 40 peer-reviewed manuscripts. Dr. Simantov holds an M.D. from New York University School of Medicine and a B.A. from Johns Hopkins University. She completed a residency in internal medicine at New York Hospital Cornell Medical Center, and a fellowship in hematology and oncology at Weill Cornell Medicine. We believe that Dr. Simantov possesses specific attributes that qualify her to serve on our board of directors, including her clinical development and research background in the field of oncology, as well as her expertise reflected in her academic experience and scientific and medical journal publications.

Directors Continuing in Office Until the 2024 Annual Meeting—Class I

The following table sets forth the name, age and position of each of our directors in Class I as of March 31, 2022:

Name	Age	Position
Patrick J. Mahaffy	59	President and Chief Executive Officer; Director
Robert W. Azelby	54	Director
Dr. Thorlef Spickschen	81	Director

The following is biographical information as of March 31, 2022 for our directors in Class I:

Patrick J. Mahaffy is one of our co-founders and has served as our President and Chief Executive Officer and a member of our board of directors since our inception. Previously, Mr. Mahaffy served as President and Chief Executive Officer and as a member of the board of directors at Pharmion Corporation, which he founded in 2000 and sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at the private equity firm E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the board of directors of Flexion Therapeutics, Inc. (NASDAQ: FLXN). He is also a trustee of Lewis and Clark College. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and a M.A. in international affairs from Columbia University. We believe that Mr. Mahaffy possesses specific attributes that qualify him to serve as a member of our board of directors, including his understanding of our business and strategy in his role as our CEO, his experience in private equity, his historical knowledge, his operational and management expertise and his years of leadership experience at other biopharmaceutical companies.

Robert W. Azelby joined our board of directors in October 2018. Mr. Azelby has served as the President and CEO of Eliem Therapeutics, a private clinical stage neurology company, and a member of its board of directors since October 2020. Previously, he served as the President and Chief Executive Officer, and a member of the board of directors, of Alder BioPharmaceuticals, Inc. from June 2018 thru October 2019. From November 2015 to May 2018, Mr. Azelby served as executive vice president, chief commercial officer of Juno Therapeutics, Inc. From June 2012 to October 2015, Mr. Azelby served as vice president and general manager, oncology at Amgen Inc. From October 2010 to May 2012, he served as Amgen’s vice president, Amgen Oncology Sales. Prior to that, he served in various positions at Amgen, including periods as vice president, commercial effectiveness unit and general manager of Amgen Netherlands. Mr. Azelby previously served on the boards of directors of Immunomedics, Inc. (acquired by Gilead Sciences, Inc.) and Cascadian Therapeutics, Inc. (acquired by Seagen Inc.). Mr. Azelby holds a B.A. in Economics and Religious Studies from the University of Virginia and an M.B.A. from Harvard Business School. We believe Mr. Azelby possesses specific attributes that qualify him to serve as a member of the Company’s board of directors, including his years of leadership and commercial experience in the oncology industry.

Dr. Thorlef Spickschen has served as a member of our board of directors since our inception. From 2005 to 2012, Dr. Spickschen was chairman of Biotest AG, a publicly traded biotechnology company in Germany. From 1994 to 2001, he was chairman and chief executive officer of BASF Pharma/Knoll AG. From 1984 to 1994, Dr. Spickschen worked with Boehringer Mannheim GmbH, where he was responsible for sales and marketing and has been chairman of its Executive Board since 1990. From 1976 to 1984, Dr. Spickschen was Managing Director, Germany and Central Europe for Eli Lilly & Co. Dr. Spickschen is currently chairman of the advisory board of Heidelberg Innovation, a venture capital firm in life sciences/healthcare, and chairman of Verein Deutsche Nierenstiftung, sponsoring the German Kidney Foundation. Dr. Spickschen also served on the board of Pharmion Corporation from December 2001 through the company’s acquisition in 2008. Dr. Spickschen received a Doctorate in business management from the University of Cologne. We believe that Dr. Spickschen possesses specific attributes that qualify him to serve as a member of our board of directors, including his business and leadership experience in the biomedical industry.

PROPOSAL 2

AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-7 REVERSE STOCK SPLIT OF OUR COMMON STOCK

General

Our board of directors has unanimously approved, and recommended that our stockholders approve, an amendment to our Amended and Restated Certificate of Incorporation, as currently in effect, in substantially the form attached hereto as Appendix A (the “Reverse Split Amendment”), to effect a reverse stock split of our common stock at a ratio of 1-for-7. This proposal is referred to in this proxy statement as the “Reverse Stock Split Proposal.” If the stockholders approve the reverse stock split and our board of directors decides to implement it, the reverse stock split will become effective at the effective time set forth in the Reverse Split Amendment to be filed with the Secretary of State of the State of Delaware.

The reverse stock split will be realized simultaneously for all outstanding shares of common stock and the ratio will be the same for all outstanding shares of common stock. The reverse stock split will affect all holders of our common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. The Reverse Split Amendment will not change the total number of shares of common stock that we are authorized to issue and the par value of the common stock will remain at $0.001 per share. However, if the Reverse Stock Split is implemented and Proposal 3 described below relating to the proposed decrease in our authorized common stock is approved, we will amend our Amended and Restated Certificate of Incorporation to reduce the number of shares of common stock we are authorized to issue from 200,000,000 to 57,142,000 pursuant to and in accordance with Proposal 3 described below. The number of shares of preferred stock that we are authorized to issue will also remain the same.

Our board of directors unanimously approved and recommended seeking stockholder approval of this Reverse Stock Split Proposal on April 14, 2022. The board of directors may determine in its discretion not to effect any reverse stock split and not to file the Reverse Split Amendment. Subject to approval of the Reverse Split Amendment through the approval of this Reverse Stock Split Proposal, no further action on the part of our stockholders will be required to either implement or abandon the reverse stock split. As detailed below, if the board of directors does not effect the reverse stock split by filing the Reverse Split Amendment on or before March 31, 2023, the board of directors will no longer be permitted to effect the reverse stock split as the authority of the board of directors to effect the reverse stock split will expire on March 31, 2023.

Our board of director’s determination as to whether and when to effect a reverse stock split will be based on a number of factors, including the desire to effect one or more equity financings for which additional shares of common stock (made available as a result of the reverse stock split) are required, the closing bid price for our common stock, prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our common stock.

The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the company, nor is it a plan by management to recommend a series of similar actions to our board of directors or our stockholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict whether, or assure that, the reverse stock split will produce or maintain the desired results (for more information on the risks, see the section below entitled “Certain Risks Associated with the Reverse Stock Split”). However, our board of directors believes that the benefits to the company and our stockholders outweigh the risks and recommends that you vote in favor of the Reverse Stock Split Proposal.

Unless specifically stated, share amounts and share prices have not been adjusted in this proxy statement to give effect to the proposed reverse stock split.

Purposes of the Proposed Reverse Stock Split

Enhance the Appeal of Our Common Stock Among Investors. We believe that the reverse stock split could enhance the appeal of our common stock to the financial community, including institutional investors and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced securities to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore more likely to have less third-party analysis of the company available to investors. We also believe that the investors who are unable to or choose not to invest in our company because of our share price may be investors who are more oriented towards fundamentals and have a longer-term investment horizon. We believe that a higher share price and lower outstanding share count will increase the perceived quality and appeal of our common stock for investment purposes and may expand our audience of potential investors in general and increase our shareholder base of investors with longer term investment horizons specifically. In accomplishing this goal, we may also reduce share price volatility.

Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the reverse stock split, together with the anticipated increased stock price immediately following and resulting from the reverse stock split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for our common stock than that which currently exists.

Even if this proposal is approved, our board of directors will have complete discretion as to whether or not to consummate the reverse stock split. We cannot assure you that all or any of the anticipated beneficial effects on the trading market for our common stock will occur. Our board of directors cannot predict with certainty what effect the reverse stock split will have on the market price of our common stock, particularly over the longer term. Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares. In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances because the proportion allows for dilutive issuances.

Increase Shares Available For Future Issuance. The reverse stock split would reduce the number of shares of our common stock issued and outstanding. The Reverse Stock Split Proposal will not proportionally reduce the number of shares of common stock that we are authorized to issue under our Amended and Restated Certificate of Incorporation. The number of shares of common stock that we are authorized to issue will remain at 200,000,000 (subject to reduction to 57,142,000 shares pursuant to Proposal 3 described below). Accordingly, the reverse stock split would provide the company with additional authorized, unissued and otherwise unreserved shares available for future corporate purposes and would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. The additional shares could be used for various purposes without further stockholder approval. These purposes may include: (i) raising capital, if we have an appropriate opportunity, through offerings of common stock or securities that are convertible into common stock, including though our previously established ATM Program;

(ii) exchanges of common stock or securities that are convertible into common stock for other outstanding securities; (iii) providing equity incentives to employees, officers or directors, which as described below would be severely limited if this Proposal 2 is not approved; (iv) establishing strategic relationships with other companies; (v) expanding our business or product lines through the acquisition of other businesses or products; and (vi) other purposes.

We have incurred significant net losses since inception and have relied on our ability to fund our operations through debt and equity financings. We expect operating losses and negative cash flows to continue for the foreseeable future even with Rubraca now generating revenues. We require significant cash resources to execute our business plans. Based on our current cash, cash equivalents and liquidity available under our ATHENA clinical financing agreement, together with current estimates for revenues generated by sales of Rubraca, we will need to raise additional capital in the near term in order to fund our operating plan for the next 12 months and to continue as a going concern. Our ability to obtain additional financing (including through collaborating and licensing arrangements) will depend on a number of factors, including, among others, our ability to generate positive data from our clinical studies, the condition of the capital markets and the other risks described under Risk Factors in our Annual Report on Form 10-K.

We expect to finance our operating plan through a combination of public or private equity or debt offerings, collaborations, strategic alliances and other similar licensing arrangements in both the short term and the long term. We cannot be certain that additional funding will be available on acceptable terms, or at all. However, in the event this Proposal 2 is not approved, our ability to raise additional capital through the sale of equity or securities convertible into equity will be severely curtailed, and alternative sources of financing may not be sufficient to fund our operating plan.

On April 11, 2022, we had 143,879,140 shares of common stock outstanding. 12,608,752 shares are reserved for issuance upon exercise of stock options and other equity awards that were outstanding on April 11, 2022, 4,652,993 shares are reserved for future issuances and grants made under our equity incentive and employee stock purchase plans, and 30,368,647 shares are reserved for the conversion of our convertible senior notes. As a result, without this Proposal 2 being approved and implemented, there would be only approximately 8.5 million shares of common stock available for issuance for other purposes following the Annual Meeting.

We currently have capacity to issue approximately $49.1 million of additional shares of common stock under our previously established ATM Program, but unless this Proposal 2 is approved, we would only have the capacity to issue approximately $20.5 million of additional shares of common stock assuming the remaining authorized but unissued shares of our common stock are sold at an offering price of $2.42 per share, the closing price of our common stock on the Nasdaq Global Select Market on April 11, 2022. There can be no assurance that we will be able to sell any shares of our common stock under the ATM Program or regarding the price at which we will be able to sell any such shares.

Apart from potential sales of our common stock under this ATM Program, currently we do not have any specific plans or proposals to issue any of the shares of common stock that would become available for issuance in the event this Proposal 2 is adopted and implemented. However, in light of the need to raise additional cash to fund our operating plan and continue as a going concern, our board of directors believes it would be prudent and advisable to have the additional shares available to provide additional flexibility regarding the potential use of shares of common stock for business and financial purposes in the future. Consistent with our historical reliance on equity offerings to fund a significant portion of our operations, we expect that the increase in the authorized but unissued and unreserved shares would be used to raise cash in one or more financing transactions. In the event that this Proposal 2 is not approved, our ability to raise capital through potential public and private offerings of equity or securities convertible into equity will be extremely limited and certainly insufficient to fund our operating plan. In addition, if Proposal 2 is not approved and implemented, our ability to make equity incentive grants to our employees, which serves as a key component of our compensation policy and allows us to retain and compete for talent with our peers, will also be extremely limited.

In addition, and in light of the uncertainty about our ability to raise sufficient capital through equity offerings, especially in the event this Proposal 2 is not approved, we are also actively exploring various other sources of financings, including incurring further indebtedness or entering into strategic partnerships or licensing arrangements for one or more of our products or product candidates in which we may have to give up certain of our future commercialization rights for interim funding. In the event that we are unable to raise sufficient additional capital, which is dependent on factors outside of our control, we will need to cut expenses further, including potentially delaying, scaling back or eliminating certain of our pipeline development programs, and undertake a more significant restructuring of our operations, in order to continue as a going concern and fund our committed obligations and working capital requirements. There can be no assurances that we will be able to achieve such a restructuring or that such a restructuring will be successful over the long term to allow us to fund our requirements and our plan to invest sufficient amounts to fund the development of FAP-2286 to its potential.

Compliance With Nasdaq Listing Standards. To continue the listing of our common stock on The NASDAQ Global Select Market, we must comply with the applicable listing requirements under NASDAQ Marketplace Rules, which requirements include, among others, a minimum bid price of at least $1.00 per share. The sales prices of our common stock on The NASDAQ Global Select Market has been highly volatile. During the quarter ended March 31, 2022, the price of our common stock on the NASDAQ Global Select Market ranged from $1.43 per share to $3.14. per share. We believe continued listing of our common stock on The NASDAQ Global Select Market is in the best interests of the company and our stockholders. The delisting of our common stock may cause a Fundamental Change under the indentures governing our convertible senior notes, may result in decreased liquidity, increased volatility in trading and prices for our common stock, a loss of current or future coverage by certain sell-side analysts and/or a diminution of institutional investor interest. Delisting could also cause a loss of confidence of our collaborators, vendors and employees, which could harm our business and future prospects.

Employee Compensation and Retention. The company compensates key employees through equity-based compensation programs. This compensation program is essential to the high-risk nature of the business and provides the ability to align the interests of key employees with stockholders. Without an increase in the number of available shares of our common stock, the company will not be able to recruit, retain and reward key employees, which includes nonemployee directors, officers, other employees, consultants, independent contractors and agents. In addition, Proposal 4, the proposal to increase the number of shares reserved for issuance under our Amended and Restated 2020 Stock Incentive Plan, is conditioned on the approval and implementation of this Reverse Stock Split Proposal.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be at an exchange ratio of 1-for-7. In determining the reverse stock split ratio, our board of directors considered numerous factors, including:

•	the historical and projected performance of our common stock;

•	prevailing market conditions;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock;

•	the number of additional authorized, unissued and otherwise unreserved shares of our common stock that would be available for issuance for future corporate purposes;

•	our capitalization (including the number of shares of our common stock issued and outstanding);

•	the prevailing trading price for our common stock and the volume level thereof; and

•	potential devaluation of our market capitalization as a result of a reverse stock split.

Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of common stock. For example, if our board of directors decides to implement the 1-for-7 reverse stock split, then a shareholder holding 7,000 shares of our common stock before the reverse stock split would instead hold 1,000 shares of our common stock immediately after the reverse stock split. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in our company (except to the extent that the reverse stock split would result in any stockholders receiving cash in lieu of fractional shares) or proportionate voting power as described below. All shares of common stock will also remain validly issued, fully paid and non-assessable.

The proposed reverse stock split will also reduce the number of shares of common stock reserved for future awards under our Amended and Restated 2020 Stock Incentive Plan (subject to increase pursuant to Proposal 4 described below). The per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of common stock issuable upon the exercise of all outstanding option awards will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon exercise of such option awards will be reduced proportionately following the reverse stock split. The number of shares issuable upon settlement of restricted stock unit awards will also be reduced proportionately.

The proposed reverse stock split will also reduce the number of shares of common stock issued upon a conversion of our outstanding convertible senior notes. The conversion price applicable to a particular series of convertible notes will be increased proportionately, which will reduce the aggregate number of shares of our common stock issuable upon any such conversion proportionately with the reduction to the total number of shares of outstanding common stock.

We are currently authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share. If we effect the proposed reverse stock split and file the Reverse Split Amendment, the number of shares of our authorized common stock will remain unchanged and the number of shares of our authorized preferred stock will remain unchanged. The Reverse Split Amendment will not affect the par value of our common stock, which, will remain at $0.001 per share, or our preferred stock, which will remain at $0.001 per share. However, if the Reverse Stock Split Amendment becomes effective and Proposal 3 described below relating to the proposed decrease in our authorized common stock is approved, we will file an amendment to our Amended and Restated Certificate of Incorporation to reduce the number of shares of common stock we are authorized to issue from 200,000,000 to 57,142,000 pursuant to and in accordance with Proposal 3 described below.

The following table illustrates the effects of the reverse stock split at the 1-for-7 ratio, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock as of April 11, 2022.

	Before Reverse Stock Split	After Reverse Stock Split
		1-for-7
Shares of Common Stock Issued and Outstanding	143,879,140	20,554,162
Shares Reserved for Future Grants of Awards under the Amended and Restated 2020 Stock Incentive Plan	3,869,764	552,823
Shares Reserved for Issuance under the 2021 Employee Stock Purchase Plan	783,229	111,889
Shares Reserved for Issuance upon Conversion of Convertible Senior Notes	30,368,647	4,338,378
Shares Reserved for Issuance Upon Exercise of Outstanding Stock Options	7,180,428	1,025,775
Shares Reserved for Issuance Upon Settlement of Outstanding RSUs	5,428,324	774,474
Total Number of Shares of Common Stock Authorized to be Issued	200,000,000	57,142,000	(1)
Total Number of Shares of Common Stock Available to be Issued	8,490,468	29,784,499	(1)

(1)	After giving effect to Proposal 3, if approved

Because no fractional shares will be issued, holders of our common stock could be eliminated in the event that the proposed reverse stock split is implemented. As of April 11, 2022, we had approximately three record holders who held fewer than seven shares of our common stock, out of a total of approximately 27 record holders. Therefore, we believe that a reverse stock split, even if implemented and approved at a ratio of 1-for-7, would not have a significant effect on the number of holders of our common stock. Although the number of our outstanding shares of common stock would decrease as a result of the reverse stock split, our board of directors does not intend to use the reverse stock split as a part of, or a first step in, a “going private” transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There is no plan or contemplated plan by the company to take itself private as of the date of this Proxy Statement.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and the company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on The Nasdaq Global Select Market under the symbol “CLVS”. If the reverse stock split is implemented, our common stock will receive a new CUSIP number.

Certain Risks Associated with the Reverse Stock Split

Before voting on the Reverse Stock Split Proposal, you should consider the following risks associated with the implementation of the reverse stock split:

•

Although we expect that the reverse stock split will result in an increase in the market price of our common stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•	The effect the reverse stock split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. If the reverse stock split is implemented and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

•

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•

While our board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•

Although our board of directors believes that the decrease in the number of shares of our common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

•

Furthermore, because implementation of the reverse stock split would not change the total number of shares of our common stock authorized for issuance, the number of shares of our common stock available for issuance following the implementation of the reverse stock split would increase to the extent the reverse stock split reduces the number of outstanding shares of our common stock (subject to reduction in the number of authorized shares of common stock we would be authorized to issue if Proposal 3 were to be approved). Such available shares may be used for future corporate purposes, including future acquisitions, investment opportunities, the establishment of collaboration or other strategic agreements, capital raising transactions involving equity or convertible debt securities, future at-the-market offerings of common stock, or issuance under current or future employee equity plans, and the issuance of equity securities in connection with such transactions may result in potentially significant dilution of our current stockholders’ ownership interests in the company.

Treatment of Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, we will pay to each registered stockholder, in cash, the value of any fractional share interest in our common stock arising from the reverse stock split. Those registered stockholders who hold their shares in certificate form will receive a cash payment for their fractional interest, if applicable, following the surrender of their pre-reverse stock split stock certificates for post-reverse stock split shares. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the common stock as reported on The Nasdaq Global Select Market (or other market on which the company’s common stock is listed), as of the effective date of the reverse stock split. This cash payment may be subject to applicable U.S. federal, state and local income tax.

No transaction costs will be assessed on stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional share interest in our common stock. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of our common stock at the effective date of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the split, you may do so by either:

•	purchasing a sufficient number of shares of our common stock; or

•

if you have shares of common stock in more than one account, consolidating your accounts, so that in each case you hold a number of shares of our common stock in each of your accounts prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis. Common stock held in registered form (that is, shares held by you in your own name on the company’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then-current stockholders would have no further interest in the company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of his or her fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by our board of directors as described above. Reducing the number of post-split stockholders, however, is not the purpose of this proposal or the reverse stock split.

Effect on Beneficial Stockholders

Stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse stock split than those that would be put in place by the company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

Effect on Registered Certificated Shares

Some registered stockholders may hold their shares of common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our common stock are held in certificate form, you will receive a letter of transmittal from the company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your presplit shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares either in certificate form or electronically in book-entry form under the direct registration system. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Treatment of Fractional Shares.” No new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent.

Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Effect on Registered Book-Entry Holders

The company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

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If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

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If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the company’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

Procedure for Effecting the Reverse Stock Split

If our stockholders approve this Proposal 2, and our board of directors elects to effect the reverse stock split, we will effect the reverse stock split by filing the Reverse Split Amendment with the Secretary of State of the State of Delaware. The reverse stock split will become effective, and the combination of, and reduction in, the number of our outstanding shares as a result of the reverse stock split will occur automatically, at the effective time set forth in the Reverse Split Amendment, without any action on the part of our stockholders and without regard to the date that stock certificates representing any certificated shares prior to the reverse stock split are physically surrendered for new stock certificates. Beginning at the effective time of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Reverse Split Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our board of directors deems necessary and advisable to effect the reverse stock split.

Our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Reverse Split Amendment, our board of directors, in its sole discretion, determines that it is no longer in the best interests of the company and its stockholders to proceed with the reverse stock split. By voting in favor of the reverse stock split, you are expressly also authorizing our board of directors to delay (until March 31, 2023) or abandon the reverse stock split. If the Reverse Split Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on March 31, 2023, the board of directors will abandon the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only stockholders who hold our common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revue Code of 1986, as amended. Assuming the reverse stock split qualifies as reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received and generally should be capital gain or loss and generally would be a long-term gain or loss to the extent that the holder’s holding period exceeds 12 months.

The foregoing views are not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him, her or it of the reverse stock split.

Accounting Matters

The par value per share of our common stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately at the effective time of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding.

No Appraisal Rights

The company’s stockholders are not entitled to appraisal rights under Delaware law or the company’s Certificate of Incorporation with respect to the Reverse Split Amendment, and the company will not independently provide our stockholders with any such right.

Interests of Directors and Executive Officers

Our directors and executive officers do not have substantial interest, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of common stock or any other of our securities.

Required Vote

Stockholder approval of this Proposal 2 will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions will be counted toward the tabulation of votes on this proposal and will have the same effect as negative votes. Proposal 2 is a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECREASE, CONCURRENT WITH AND CONDITIONED UPON THE IMPLEMENTATION OF THE REVERSE STOCK SPLIT, THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

General

Our board of directors has approved and declared advisable an amendment to our Amended and Restated Certificate of Incorporation, as amended, to decrease, concurrent with and conditioned upon the effectiveness of the Reverse Stock Split, the number of authorized shares of common stock from 200,000,000 to 57,142,000 shares. The proposed amendment will not affect the number of authorized shares of preferred stock of the company, par value $0.001, which is 10,000,000 shares. Currently there are no shares of the preferred stock outstanding.

On April 11, 2022, we had 143,879,140 shares of common stock outstanding. 12,608,752 shares are reserved for issuance upon exercise of stock options and other equity awards that were outstanding on April 11, 2022, 4,652,993 shares are reserved for future issuances and grants made under our equity incentive and employee stock purchase plans, and 30,368,647 shares are reserved for the conversion of our convertible senior notes. In addition, pursuant to Proposal 4, we are seeking stockholder approval of an amendment and restatement of the Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan that will increase the number shares of common stock issuable under the plan by 4,000,000 shares (prior to giving effect to the Reverse Stock Split).

Reason for the Proposal

As a matter of Delaware law, implementation of the Reverse Stock Split does not require a change in the total number of shares of common stock authorized under our Amended and Restated Certificate of Incorporation. If the number of outstanding shares of common stock resulting from the Reverse Stock Split in Proposal 2 is approved by the stockholders and implemented by our board of directors, the company may no longer have a need for 200,000,000 authorized shares of common stock.

The proposed authorization to reduce the number of authorized shares of common stock is also intended to conform to the requirements of certain entities that make recommendations to stockholders regarding proposals submitted by the company and to ensure that the company does not have what some stockholders might view as an unreasonably high number of authorized but unissued shares of common stock. In the event that we need to increase our authorized shares of common stock in the future, we may, subject to stockholder approval, seek to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock. In addition, our board of directors believes that the reduction in the number of authorized shares of common stock may also reduce certain of our costs, such as annual franchise taxes paid to the State of Delaware.

If our stockholders approve the Reverse Stock Split and our board of directors chooses to implement it, the board of directors would decrease the number of authorized shares by filing the amendment to our Amended and Restated Certificate of Incorporation, which is set forth in Appendix B to this proxy statement.

Description of the Amendment

Subject to stockholder approval of Proposal 2 and this Proposal 3, and concurrent with and conditioned upon the implementation of the Reverse Stock Split, the first sentence of Article IV of the Amended and Restated Certificate of Incorporation will be amended and restated to read as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 67,142,000 shares, consisting of 57,142,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

Amendment Effective Date

Concurrent with and conditioned upon the implementation of the Reverse Stock Split, if the proposed amendment to the Amended and Restated Certificate of Incorporation as described in this Proposal 3 is approved by the stockholders, the Company will file the Third Certificate of Amendment reflecting the adopted amendment with the Secretary of State of the State of Delaware. The Third Certificate of Amendment will be effective upon its filing. If the stockholders do not approve Proposal 2 or this Proposal 3, the Third Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware.

Interests of Directors and Executive Officers

Our directors and executive officers do not have substantial interest, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of common stock or any other of our securities.

Required Vote

Stockholder approval of this Proposal 3 will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions will be counted toward the tabulation of votes on this proposal and will have the same effect as negative votes. Proposal 3 is a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE

CLOVIS ONCOLOGY, INC. AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN

The company seeks stockholder approval of an amendment and restatement of the Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan (the “2020 Plan”) to increase, concurrent with and conditioned upon the implementation of the Reverse Stock Split, the number of shares of common stock reserved for issuance under the 2020 Plan by 4,000,000 shares (prior to giving effect to the Reverse Stock Split) of common stock (the “2020 Plan Amendment”), which, if approved by our stockholders, will enable the company to make future stock-based awards in furtherance of its broader compensation strategy, as discussed below.

Background

The Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan was originally adopted by the board of directors on April 22, 2020 and approved by the company’s stockholders on June 4, 2020. On June 10, 2021 stockholders approved an amendment and restatement of the plan to increase the number of common shares available for issuance under the plan. The 2020 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards (collectively, “awards”) to our current and prospective employees, non-employee members of the board of directors, and other service providers. No awards that are contingent upon the stockholder approval of the 2020 Plan Amendment will be granted pursuant to the 2020 Plan until the 2020 Plan Amendment is approved by the company’s stockholders. On April 14, 2022, the board of directors adopted the 2020 Plan Amendment, subject to approval by the company’s stockholders and subject to the implementation of the Reverse Stock Split.

A total of 10,970,000 shares of common stock were reserved and available for issuance under the 2020 Plan, as amended in 2021, of which, 3,869,764 shares of common stock remained available for issuance as of April 11, 2022. If the 2020 Plan Amendment is approved, an additional 4,000,000 shares of common stock will be reserved and available for issuance pursuant to the 2020 Plan, which represents approximately 2.1% of our outstanding common stock as of April 11, 2022 on a fully diluted basis, assuming the maximum number of shares are issued in connection with the conversion of all of our outstanding convertible notes and in connection with the exercise of all our outstanding stock options and settlement of outstanding restricted stock units.

The compensation committee expects to continue to make equity award grants on an annual basis. The board of directors adopted the 2020 Plan Amendment because the number of shares currently available for grant under the 2020 Plan is insufficient to support the company’s desire to compensate its named executive officers and other employees, as well as future employees, with equity-based compensation, which the company believes has been successful in aligning the interests of employees and the senior management team with those of the stockholders and instrumental in the company’s ability to attract, motivate and retain team members. Based on a review of the company’s historical practices, the board of directors believes that the amounts available under the 2020 Plan as a result of the 2020 Plan Amendment will be sufficient to cover equity awards for participants for the next two to three years. In 2019, 2020, and 2021, the number of shares of common stock underlying equity awards outstanding as of December 31 of each year (including stock options and shares of restricted stock) was approximately 8,458,372, 9,466,466 and 10,693,461 shares, respectively.

The board of directors believes that the 2020 Plan serves a critical role in attracting and retaining the high caliber employees essential to the company’s success and in motivating these individuals to enhance our growth and profitability. The board of directors also believes that stock ownership by employees provides performance incentives and fosters long-term commitment to our benefit and to the benefit of our stockholders. Therefore, the board of directors urges stockholders to approve the 2020 Plan Amendment.

The following is a summary of the material features of the Second Amended and Restated 2020 Plan, as amended and restated to reflect the 2020 Plan Amendment, the complete text of which is attached to this proxy statement as Appendix C.

Purpose

The 2020 Plan is designed to aid in the company’s ability to attract, retain and motivate qualified individuals to become and remain employees, officers, directors and consultants of the company, and to promote the creation of long-term value for the company’s stockholders by aligning the interests of such individuals with those of the stockholders. Given the entrepreneurial culture of the company, the compensation committee and board of directors believe that talented employees create a competitive advantage and that recruiting, motivating, and retaining such talented employees requires that such individuals have a vested interest in the long-term success of the business. Accordingly, the board of directors has adopted the 2020 Plan Amendment as a part its broader compensation strategy, which has been and will continue to have a material portion of compensation in the form of long-term incentive opportunities.

Administration

The 2020 Plan is administered by the compensation committee. The compensation committee has the authority to, among other things, designate participants, grant awards, determine the number of shares of common stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the 2020 Plan and related award agreements. The compensation committee is also permitted to delegate its authority under the 2020 Plan to officers or employees of the company, although any award granted to any person who is not an employee of the company or who is subject to Section 16 of the Exchange Act must be expressly approved by the compensation committee.

Shares Subject to the 2020 Plan

The company authorized 10,970,000 shares of common stock for issuance pursuant to awards under the 2020 Plan, of which, 3,869,764 shares remained available for issuance as of April 11, 2022. If the stockholders approve the 2020 Plan Amendment and the Reverse Stock Split becomes effective, an additional 4,000,000 shares (prior to giving effect to the Reverse Stock Split) of common stock will be authorized and available for issuance pursuant to awards under the 2020 Plan, which, as of April 11, 2022, had a fair market value of $2.42 per share. As discussed above, this proposed share reserve is based on the company’s projections of internal share requirements over the next several years to provide competitive and meaningful long-term incentive opportunities to employees of the company. Awards and the shares authorized under the 2020 Plan are subject to adjustment as described below under “Changes in Capital Structure.” Stock-based awards assumed or substituted by the company or its affiliates as part of a corporate transaction (including from an entity that the company merges with or into, acquires, or engages with in a similar corporate transaction) will not count against the number of shares of common stock reserved and available for issuance pursuant to the 2020 Plan except as may be required by Section 422 of the Internal Revenue Code. If any award granted under the 2020 Plan expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery of shares to a participant, the undelivered shares will again become available for awards under the 2020 Plan except that shares surrendered or withheld in payment of the exercise price of a stock appreciate right shall be deemed to constitute shares delivered to a participant and will not be available for regrant pursuant to the 2020 Plan.

Eligibility

The following individuals are eligible to participate in the 2020 Plan: (i) each employee and officer of the company or its affiliates, of which there are currently approximately 406, (ii) each non-employee director of the company or its affiliates, of which there are currently nine, (iii) individuals who are not employees or directors of the company or its affiliates but nonetheless provide substantial services to the company or its affiliates, and who are designated as eligible by the compensation committee, and (iv) prospective employees of the company or its affiliates, although such individuals may not receive any payment or exercise any rights relating to awards until they have actually commenced employment.

Grants of Awards

The compensation committee may grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock-based awards. Awards will vest in accordance with the terms of the applicable award agreement. Other than with respect to “substitute awards” (as defined in the 2020 Plan), awards granted in payment of cash (e.g., salary, bonus or other earned compensation), and awards in respect of a maximum of 5% of the shares authorized for grant under the 2020 Plan, no awards granted under the 2020 Plan may begin to vest prior to the one year anniversary of the date of grant, except in connection with a “corporate event,” subject to the 2020 Plan’s double-trigger vesting limitation. In addition, no dividends or dividend equivalents will be paid on unvested awards, stock options or stock appreciation rights, or on vested restricted stock units prior to the actual delivery of shares of common stock.

Stock Options. The 2020 Plan provides for the grant of both incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code, and non-qualified stock options. A stock option granted under the 2020 Plan provides a participant with the right to purchase, within a specified period of time, a stated number of shares of common stock at the price specified in the applicable award agreement. The exercise price applicable to a stock option will be set by the compensation committee at the time of grant, and to the extent intended to (i) avoid treatment as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code or (ii) be an incentive stock option, will not be less than the fair market value of a share of common stock on the date of grant. In the case of a stock option that is a “substitute award” (as such term is defined in the 2020 Plan), the exercise price for such stock option may be less than the fair market value of a share of common stock on the date of grant provided that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Internal Revenue Code and, if applicable, Section 424(a) of the Internal Revenue Code. Further, stock options may not be repriced without stockholder approval. Stock options will vest over a period of at least one year, in accordance with the terms of the applicable award agreement. The maximum term of an option granted under the 2020 Plan is ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder). Payment of the exercise price of an option may be made in cash, common stock, pursuant to a broker-assisted cashless exercise in accordance with procedures approved by the compensation committee, pursuant to a delivery of a notice of “net exercise,” or in any other form of consideration approved by the compensation committee. The 2020 Plan provides that participants terminated for “cause” (as such term is defined in the 2020 Plan) will forfeit all of their stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested options, retain their vested options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested options. The 2020 Plan authorizes the compensation committee to provide for different treatment of stock options upon termination than that described above, as determined in its discretion.

No incentive stock options may be granted under the 2020 Plan following the 10th anniversary of the earlier of (i) the date the 2020 Plan was adopted by the board of directors and (ii) the date the stockholders of the company approved the 2020 Plan.

Stock Appreciation Rights. A stock appreciation right is a conditional right to receive an amount equal to the value of the appreciation in the common stock over a specified period. Except under extraordinary circumstances, at the sole discretion of the compensation committee, or pursuant to the 2020 Plan, stock appreciation rights will be settled in shares of common stock. The base price applicable to a stock appreciation right will be set by the compensation committee at the time of grant, and to the extent intended to avoid treatment as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, will not be less than the fair market value of a share of common stock on the date of grant. In the case of a stock appreciation right that is a “substitute award” (as such term is defined in the 2020 Plan), the base price for such stock appreciation right may be less than the fair market value of a share of common stock on the date of grant provided that such base price is determined in a manner consistent with the provisions of Section 409A of the Internal Revenue Code. The maximum term of a stock appreciation right granted under the 2020 Plan is ten years from the date of grant. Upon exercise of a stock appreciation right, payment in respect of such stock appreciation right may be made in cash, common stock, or property as specified in the applicable award agreement or as determined by the compensation committee, in each case having a value in respect of each share of common stock underlying the portion of the stock appreciation right so exercised, equal to the difference between the base price of such stock appreciation right and the fair market value of one share of common stock on the exercise date. The 2020 Plan provides that participants terminated for “cause” (as such term is defined in the 2020 Plan) will forfeit all of their stock appreciation rights, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock appreciation rights, retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights. The 2020 Plan authorizes the compensation committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion.

Restricted Stock. An award of restricted stock is a grant of shares of common stock which are subject to limitations on transfer during a restricted period established in the applicable award agreement. Generally speaking, holders of restricted stock will generally have the rights and privileges of a stockholder with respect to their restricted stock. Except as otherwise provided by the compensation committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, the company will repurchase all of such participant’s unvested shares of restricted stock at a purchase price equal to the original purchase price paid for the restricted stock, or if the original purchase price is equal to $0, the unvested shares of restricted stock will be forfeited by the participant to the company for no consideration.

Restricted Stock Units. The compensation committee may award restricted stock units under the 2020 Plan, which are notional units representing the right to receive one share of common stock (or the cash value of one share of common stock) on a specified settlement date. When a participant satisfies the conditions of the restricted stock unit award, which the compensation committee will establish in the applicable award agreement, the company may settle the award in shares, cash or property, as determined by the compensation committee in its discretion. Except as otherwise provided by the compensation committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any shares remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.

Other Stock-Based Awards. The 2020 Plan authorizes the compensation committee to grant other awards that may be denominated in, payable in, valued in, or otherwise related to shares of common stock. Such awards and the terms applicable to such awards will be set forth in award agreements.

General. All awards granted under the 2020 Plan are subject to incentive compensation clawback and recoupment policies implemented by the board of directors from time to time. In addition, the compensation committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 2020 Plan by individuals who are non-United States nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the compensation committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No Repricing of Awards. No awards may be repriced without shareholder approval. For purposes of the 2020 Plan, “repricing” means any of the following: (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments as described below under “Changes in Capital Structure”), (ii) any other action that is treated as a repricing under “generally accepted accounting principles,” and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying common stock.

Changes in Capital Structure

In the event of any change in the outstanding common stock or the capital structure of the company, the declaration of any extraordinary dividend, or any change in applicable laws or circumstances which results or could result in the substantial dilution or enlargement of participants’ rights under the 2020 Plan, the compensation committee shall adjust the aggregate number of shares of common stock which may be granted pursuant to awards, the number of shares of common stock covered by outstanding awards under the 2020 Plan, and the per-share price of outstanding awards under the 2020 Plan. The compensation committee may, in its discretion, provide that an adjustment take the form of a cash payment to the holder of an outstanding award with respect to all or part of an outstanding award, which payment will be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the compensation committee may determine in its sole discretion.

Corporate Events

Under the 2020 Plan, unless otherwise provided in an award agreement, in the event of a “corporate event” (as defined in the 2020 Plan), the compensation committee may, in its discretion, provide for any one or more of the following: (i) require that outstanding awards be assumed or substituted in connection with such event, (ii) accelerate the vesting of any outstanding awards upon the consummation of such event, (iii) cancel outstanding awards upon the consummation of such event and provide award holders with the per-share consideration being received by the company’s stockholders in connection with such event in exchange for their awards, (iv) cancel all outstanding stock options, stock appreciation rights and other awards subject to exercise, whether vested or unvested, not assumed or substituted in connection with such event as of the consummation of such event, and provide award holders at least 10 days to exercise each such stock option, stock appreciation right or other such exercisable award, as applicable, or (v) replace outstanding awards with a cash incentive program that preserves the value of the replaced awards and contains identical vesting conditions. Pursuant to the 2020 Plan, no award agreement will provide that the vesting of any award that is assumed or substituted in connection with a “change in control” will be accelerated solely by reason of the “change in control,” but rather will accelerate only if the participant experiences an “involuntary termination” of employment within two year of the “change in control.”

Non-Transferability of Awards

Except as otherwise provided by the compensation committee, the 2020 Plan provides that awards are generally nontransferable, including, without limitation, transfers to third party financial institutions, other than by will or the laws of descent and distribution, and that restricted stock is generally nontransferable.

Termination and Amendment

The board of directors or the compensation committee may amend or terminate the 2020 Plan at any time, except that no amendment may, without stockholder approval, violate the stockholder approval requirements of the national securities exchange on which the common stock is principally listed. Unless sooner terminated, the 2020 Plan will terminate on the date before the tenth anniversary of the date the 2020 Plan was originally approved by the company’s stockholders.

Certain U.S. Federal Income Tax Consequences

The following is a brief discussion of the U.S. federal income tax consequences for awards granted under the 2020 Plan. The 2020 Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code. This discussion is not intended to be exhaustive and, among other things, does not describe state local or foreign taxes consequences, which may be substantially different. Holders of awards under the 2020 Plan should consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. Except as noted below for corporate “insiders,” with respect to nonqualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares and the fair market value of the shares on the date of exercise, and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares at exercise over the exercise price in his or her alternative minimum taxable income. If shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

Except as noted below for corporate “insiders,” if shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a nonqualified stock option.

Other Stock-Based Awards. The tax effects related to other stock-based awards under the 2020 Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, as described above, such income will be subject to federal and applicable state and local income tax and applicable tax withholding requirements. The company will deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy the minimum federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the 2020 Plan.

Section 409A. Certain awards under the 2020 Plan may be subject to Section 409A of the Internal Revenue Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A). If an award under the 2020 Plan (or any other company plan) that is subject to Section 409A is not administered in compliance with Section 409A, then all compensation under the 2020 Plan that is considered “nonqualified deferred compensation” (and awards under any other company plan that are required pursuant to Section 409A to be aggregated with the award under the 2020 Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Certain Rules Applicable to “Insiders.” As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular award.

New Plan Benefits

Because awards to be granted in the future under the 2020 Plan are at the discretion of the compensation committee, it is not possible to determine the benefits or the amounts received or that will be received under the 2020 Plan by eligible participants.

Future Plan Awards

No awards have been granted pursuant to the 2020 Plan that are contingent upon the stockholder approval of the 2020 Plan Amendment. The company anticipates that other equity-based awards may be granted in the discretion of the compensation committee under the 2020 Plan out of the additional shares of common stock to be reserved for issuance in connection with the approval of the 2020 Plan Amendment; however, the number of shares that may be so granted will be based upon various prospective factors, including the nature of services to be rendered by eligible participants under the 2020 Plan and their potential contributions to the company’s success. Accordingly, the number, type, and grantee(s) of actual future awards cannot be determined at this time.

Stockholder approval of this Proposal 4 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 4.

Equity Compensation Plan Information

The following table discloses information regarding the securities to be issued and the securities remaining available for issuance under the company’s stock-based incentive plans as of December 31, 2021. The amounts shown do not include the shares of common stock that would be available for issuance under the 2020 Plan if the 2020 Plan Amendment is approved.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	10,693,461	(3)	$33.36	(4)	9,832,300
Equity compensation plans not approved by security holders	—		—		—
Total	10,693,461		$33.36		9,832,300

(1)

As of December 31, 2021, 10,970,000 shares were authorized for issuance under the 2020 Plan, which was adopted by the board of directors on April 22, 2020, as amended on April 18, 2021 and approved by our stockholders on June 4, 2020, and as amended on June 10, 2021. No further awards were made pursuant to the 2011 Stock Incentive Plan (the “2011 Plan”) upon stockholder approval of the 2020 Plan. The adoption of the 2020 Plan did not affect the terms and conditions of any outstanding awards granted under the 2011 Plan.

(2)

As of December 31, 2021, 2,783,229 shares were reserved for issuance under the 2021 ESPP, which became effective June 10, 2021. On February 9, 2022, the compensation committee of our board of directors amended the 2021 ESPP to reduce the total number of shares issuable thereunder from 3,000,000 to 1,000,000 shares.

(3)	Includes 3,683,422 restricted stock units outstanding as of December 31, 2021 under the 2020 Plan. Restricted stock unit awards may be settled only for shares of common stock on a one-for-one basis.
(4)	The weighted-average remaining term is 5.4 years. Only outstanding option awards were used in computing the weighted-average exercise price.

The following table discloses information regarding the securities to be issued and the securities remaining available for issuance under the company’s stock-based incentive plans as of April 11, 2022. The amounts shown do not include the shares of common stock that would be available for issuance under the 2020 Plan if the 2020 Plan Amendment is approved.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	12,608,752	(3)	$31.45	4,652,993
Equity compensation plans not approved by security holders	—		—	—
Total	12,608,752		$31.45	4,652,993

(1)

As of April 11, 2022, 10,970,000 shares were authorized for issuance under the 2020 Plan, which was adopted by the board of directors on April 22, 2020, as amended on April 18, 2021, and approved by our stockholders on June 4, 2020, as amended on June 10, 2021. No further awards were made pursuant to the 2011 Plan upon stockholder approval of the 2020 Plan. The adoption of the 2020 Plan did not affect the terms and conditions of any outstanding awards granted under the 2011 Plan.

(2)	As of April 11, 2022, 783,229 shares were reserved for issuance under the 2021 ESPP, which became effective June 10, 2021.
(3)

Includes 7,180,428 options and 5,428,324 restricted stock units outstanding as of April 11, 2022 under the 2020 Plan and the 2011 Plan. Restricted stock unit awards may be settled only for shares of common stock on a one-for-one basis.

(4)	The weighted-average remaining term is 5.7 years. Only outstanding option awards were used in computing the weighted-average exercise price and weighted-average remaining term.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, at the Annual Meeting, our stockholders are entitled to vote, on an advisory (nonbinding) basis, on the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

A majority of the votes cast at the 2018 annual meeting were voted in favor of holding the advisory vote on executive compensation every year. The advisory vote on executive compensation was last held at the 2021 annual meeting.

Although the vote is advisory and, accordingly, the results are not binding on us, our compensation committee and board of directors value the input of our stockholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

As described more fully under the heading “Compensation Discussion and Analysis” in this proxy statement, our executive compensation program is designed to attract, retain, and motivate individuals with superior ability, experience, and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Clovis Oncology, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Clovis Oncology, Inc. Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.”

Stockholder approval of this Proposal 5 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 5.

PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests or those of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2021 and December 31, 2020, by Ernst & Young LLP, our principal accountant.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,451,671	$1,202,327
Tax Fees(2)	197,321	246,451

	$1,648,992	$1,448,778

(1)

Audit fees include fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, professional services related to our public offerings of securities, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Tax fees include fees associated with tax compliance, tax advice, and tax planning.

All fees described above for the year ended December 31, 2021 were approved by our audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes. The approval of Proposal 6 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 6.

PROPOSAL 7

APPROVAL OF AN ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

General

If the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 2, Proposal 3 or Proposal 4, or if there are insufficient votes to constitute a quorum, our proxy holders may move to adjourn the Annual Meeting at that time in order to enable our board of directors to solicit additional proxies for such proposal.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve Proposal 2, Proposal 3 or Proposal 4. If our stockholders approve this proposal, we could adjourn the Annual Meeting and any adjourned or postponed session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat any of the foregoing proposals, we could adjourn the Annual Meeting without a vote on such proposal and seek to convince our stockholders to change their votes in favor of such proposal. Additionally, the chairperson of the Annual Meeting may adjourn the Annual Meeting in his or her discretion under the terms of our bylaws.

If it is necessary or appropriate to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Annual Meeting of the time and place to which the Annual Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

Stockholder approval of this Proposal 7 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes. The approval this Proposal 7 is a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 7.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Board Independence

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that none of Drs. Blair, Flaherty, Simantov, and Spickschen, Ms. Graham, or Messrs. Atwood, Azelby, Fair, Klingenstein, and McKinley, representing ten of our eleven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Our board of directors also determined that Messrs. Atwood, Klingenstein, and McKinley, who comprise our audit committee, Drs. Blair and Spickschen, Ms. Graham and Mr. Fair, who comprise our compensation committee, and Drs. Blair and Flaherty, and Messrs. Atwood and Azelby, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors has an independent Chair, Ginger Graham. Ms. Graham was elected our Chair of the board to succeed Dr. M. James Barrett following his resignation from our board of directors on June 5, 2019. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as we continue to grow. We separate the roles of Chief Executive Officer and Chair of the board of directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, day-to-day leadership, and performance, while the Chair of the board of directors provides guidance to the Chief Executive Officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to management of our board of directors and oversight of us. However, no single leadership model is right for all companies and at all times. The board of directors recognizes that depending on the circumstances, other leadership models, such as combining the role of Chair with the role of Chief Executive Officer, might be appropriate. Accordingly, the board of directors may periodically review its leadership structure.

Board Diversity

The following presents diversity statistics for our board of directors in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. As we pursue future board of directors recruitment efforts, our nominating and corporate governance committee will continue to seek out candidates who can contribute to the diversity of views and perspectives of the board of directors.

Board Diversity Matrix as of March 31, 2022
Total Number of Directors	11
Part I: Gender Identity	Female	Male		Non-Binary	Did Not Disclose Gender
Directors	2	9		—	—
Part II: Demographic Background
African American or Black	—	—		—	—
Alaskan Native or American Indian	—	—		—	—
Asian	—	—		—	—
Hispanic or Latinx	—	—		—	—
Native Hawaiian or Pacific Islander	—	—		—	—
White	2	9		—	—
Two or More Races or Ethnicities	—	—		—	—
LGBTQ+			—
Did Not Disclose Demographic Background			—

Board’s Role in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors, with a focus on financial and reporting risks. The audit committee receives reports from management at least quarterly regarding our assessment of risks. Our nominating and corporate governance committee is responsible for overseeing our non-financial risk management and compliance processes on behalf of the full board of directors, and receives reports from management at least quarterly on a range of risk management areas, including, but not limited to cybersecurity, regulatory matters related to review and approval of our drug candidates in the U.S. and Europe, conduct of clinical trials, drug safety monitoring and reporting, privacy, and a range of other regulatory compliance areas including anti-corruption and anti-kickback laws related to pharmaceutical marketing and sales. In addition, the audit committee and the nominating and corporate governance committee report regularly to the full board of directors, which also considers our risk profile. The audit committee, the nominating and corporate governance committee, and the full board of directors focus on the most significant risks we face and our general risk management strategies. The board of directors and each standing committee also perform an annual self-evaluation process, the results of which are collected and reported back to the nominating and corporate governance committee and the full board of directors. These self-evaluations permit members to anonymously provide feedback on the performance of the board of directors and each committee on areas such as strategic focus, management reporting to the board and committees, board tenure and diversity and risk oversight. While our board of directors oversees our risk management, company management is responsible for day-to-day risk management processes. Our board of directors expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities, and to effectively implement risk management strategies adopted by the audit committee and the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure, which also emphasizes the independence of the board of directors in its oversight of our business and affairs, supports this approach.

Board Meetings

During the fiscal year 2021, our board of directors met eight times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 75% of the meetings the committees of our board of directors held on which the director served. None of our independent directors then serving attended our annual meeting of stockholders in 2021. Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend.

Information Regarding Board Committees

Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a scientific review committee. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021, the company’s board of directors formed a Special Litigation Committee in December 2019. The following table provides membership and meeting information for 2021 for each of the standing committees of the board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance		Scientific Review
Employee Director:
Patrick J. Mahaffy	—		—		—		—
Non-Employee Directors:
Brian G. Atwood	X		—		X	*	—
Robert W. Azelby	—		—		X		—
James C. Blair	—		X	*	X		—
Richard A. Fair	—		X		—		—
Keith Flaherty	—		—		X		X	*
Ginger L. Graham	—		X		—		—
Paul H. Klingenstein	X		—		—		—
Edward J. McKinley	X	*	—		—		—
Ronit Simantov	—		—		—		X
Thorlef Spickschen	—		X		—		—

Total meetings in 2021:	4		5		5		2

*	Committee Chair

Below is a description of each standing committee of the board of directors.

Audit Committee

The members of the audit committee are Messrs. Atwood, Klingenstein, and McKinley, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. McKinley qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. McKinley serves as chairman of this committee. During the fiscal year 2021, our audit committee met four times, including telephonic meetings.

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements and assists our board of directors by: (1) overseeing and monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, and our internal accounting procedures and systems of internal controls (2) assuming direct responsibility for the appointment, compensation, retention, and oversight of work of any independent registered public accounting firm engaged for the purpose of performing any audit, review, or attestation services, for overseeing and monitoring our independent registered public accounting firm’s qualifications and independence, and for dealing directly with any such accounting firm, including resolving disagreements between management and our independent auditor;

(3) providing a medium for consideration of matters relating to any audit issues; and (4) preparing the audit committee report required to be included in our filings under the rules and regulations of the SEC. The written charter for the audit committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

Our audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2021 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

Our audit committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to our audit committee, including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, our audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with our audit committee concerning independence and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, our audit committee has recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, filed by us with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Brian G. Atwood

Paul H. Klingenstein

Edward J. McKinley

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act of 1933, as amended, or the “Securities Act,” or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The members of the compensation committee are Drs. Blair and Spickschen, Ms. Graham, and Mr. Fair, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Code. Dr. Blair serves as chairman of this committee. During fiscal year 2021, our compensation committee met five times, including telephonic meetings.

The compensation committee assists our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation and benefits of all of our executive officers and directors; (2) providing oversight for our incentive and equity-based compensation plans; (3) establishing and reviewing general policies relating to compensation and benefits of our employees; and (4) preparing the compensation committee report required to be included in our filings under the rules and regulations of the SEC. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, except that it shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the compensation committee as a whole. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The written charter for the compensation committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. For a description of certain transactions between us and certain members of our compensation committee and their affiliated entities, see “Certain Relationships and Related Party Transactions” below. None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Drs. Blair and Flaherty and Messrs. Atwood and Azelby, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Mr. Atwood serves as chairman of this committee. During fiscal year 2021, our nominating and corporate governance committee met five times, including telephonic meetings.

The nominating and corporate governance committee assists our board of directors in discharging its responsibilities relating to (1) developing and recommending criteria for selecting new directors, and identifying, screening and recommending nominees for election as directors; (2) screening and recommending to the board of directors individuals qualified to become executive officers; (3) evaluating our board of directors and its dealings with management; (4) developing, reviewing and recommending corporate governance guidelines and a code of business ethics; (5) generally advising our board of directors on other corporate governance and related matters; and (6) overseeing non-financial compliance. The written charter for the nominating and corporate governance committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying, considering, and recommending director candidates to fill new positions or vacancies on our board of directors, including candidates proposed by our stockholders, except where the right to nominate a director legally belongs to a third party. Our board of directors is responsible for recommending a slate of directors for election by our stockholders.

In identifying individual candidates, our nominating and corporate governance committee considers current members of our board of directors, as well as candidates referred or recommended to it by directors, members of management, stockholders, and others. We may also engage, and have in the past used, professional search firms to identify director candidates for consideration. In evaluating the suitability of individual candidates (both new candidates and current directors), our nominating and corporate governance committee, in recommending candidates for election, and our board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including personal and professional integrity, ethics, and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; commercialization experience in pharmaceutical companies; strong finance experience; experience relevant to us; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; diversity of background and perspective, including with respect to age, gender, race, place of residence, and specialized experience; and practical and mature business judgment, including the ability to make independent analytical inquiries. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors. The nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members.

In 2018, we determined that we could benefit from directors with more specific commercial experience in the oncology field, and we initiated a search to identify qualified candidates. We engaged a professional search firm to assist in identifying qualified candidates. In addition to the factors above that our nominating and corporate governance committee takes into account in recommending candidates, we directed the search firm to emphasize recent commercial oncology experience and diversity, while ensuring that a candidate was not currently in a position that would create the appearance of, or an actual conflict of interest. Our search firm identified multiple candidates, and our nominating and corporate governance committee ultimately selected Robert Azelby and Richard Fair for recommendation to the board of directors. In October 2018, the board of directors increased its size from nine members to eleven members and appointed both Robert Azelby and Richard Fair to the board of directors to fill the newly created vacancies.

It is a priority of our board of directors to increase the diversity, including ethnic, gender, age, and experience, among the members of our board.In 2021 we engaged a search firm to identify and present new candidates for director, with the priorities of increasing the gender and ethnic diversity of the board and adding additional expertise in the area of pharmaceutical development and clinical research. As an outcome of that search, the board of directors appointed Dr. Ronit Simantov to the board of directors to fill a vacancy. This increased the number of female directors on our board to two. Our board of directors remains committed to continuing to increase the diversity of our board with respect to women and underrepresented classes and continues to retain a search firm with the priority of identifying and presenting candidates that will increase diversity while also bringing other core skills to our board of directors.

We have not received director candidate recommendations from our stockholders. We do not have a formal policy regarding consideration of such recommendations because any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Stockholders wishing to make director candidate recommendations should address such recommendations to our corporate secretary, Paul E. Gross, at Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, in accordance with the procedures detailed under the heading “Stockholder Proposals to be Presented at Next Annual Meeting” below.

Scientific Review Committee

The members of the scientific review committee are Drs. Flaherty and Simantov. Dr. Flaherty serves as chairman of this committee. The committee was established in July 2021 and during fiscal year 2021 met two times, including telephonic meetings.

The scientific review committee assists our board of directors by overseeing and advising management on the company’s research and development strategy and the public release of data from our clinical trials. The written charter for the scientific review committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Stockholder Communications with the Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Paul E. Gross, at Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance Guidelines

As a part of the board of directors’ commitment to building long-term stockholder value with an emphasis on corporate governance, the board of directors has adopted a set of Corporate Governance Guidelines, which guides the operation of the board of directors and its committees. Our Corporate Governance Guidelines cover, among other topics, board composition, structure and functioning, board membership criteria, director independence, board self-evaluations, committees of the board of directors, board access to management and independent advisers, stock ownership guidelines for members of the board of directors and our executive officers, and succession and leadership development. A copy of the Corporate Governance Guidelines can be viewed on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Code of Business Ethics

We have adopted the Clovis Oncology, Inc. Code of Business Ethics that contains the ethical principles by which all directors, officers and employees of Clovis Oncology, Inc. are expected to conduct themselves when carrying out their duties and responsibilities. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of our Code of Business Ethics by posting such information on our website at www.clovisoncology.com. Our Code of Business Ethics is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of March 31, 2022:

Name	Age	Position
Patrick J. Mahaffy	59	President and Chief Executive Officer; Director
Lindsey Rolfe	54	Executive Vice President of Clinical Development and Pharmacovigilance and Chief Medical Officer
Gillian C. Ivers-Read	68	Executive Vice President and Chief Regulatory Officer
Daniel W. Muehl	59	Executive Vice President and Chief Financial Officer
Paul E. Gross	57	Executive Vice President and General Counsel
Thomas Harding	48	Executive Vice President and Chief Scientific Officer

The following is biographical information as of March 31, 2022 for our executive officers other than Mr. Mahaffy, whose biographical information appears above in Proposal 1, Election of Directors.

Dr. Lindsey Rolfe has served as our Executive Vice President of Clinical Development and Pharmacovigilance and Chief Medical Officer since August 2015. Dr. Rolfe joined Clovis in April 2010 and served as Senior Vice President of Clinical Development until her promotion. Dr. Rolfe has 20 years of drug development experience and previously served in senior oncology development roles at Celgene Corporation, Pharmion Corporation (acquired in 2008), Cambridge Antibody Technology, UCB Inc., and Celltech Group plc. Dr. Rolfe also serves on the board of directors of Atreca, Inc. (NASDAQ: BCEL). Dr. Rolfe qualified in medicine at the University of Edinburgh. She undertook post graduate medical training in London, U.K. and obtained her post-graduate internal medicine qualification as a Member of the Royal College of Physicians (MRCP). She has specialist accreditation in Pharmaceutical Medicine from the U.K. General Medical Council and is a Fellow of the Faculty of Pharmaceutical Medicine.

Gillian C. Ivers-Read is one of our co-founders and has served as our Executive Vice President and Chief Regulatory Officer since our inception. Previously, Ms. Ivers-Read served as Executive Vice President, Development Operations at Pharmion Corporation (acquired in 2008), beginning in 2002. From 1996 to 2001, Ms. Ivers-Read held various regulatory positions with Hoechst Marion Roussel and its successor, Aventis Pharmaceuticals, Inc., where she most recently held the position of Vice President, Global Regulatory Affairs. From 1994 to 1996, Ms. Ivers-Read was Vice President, Development and Regulatory Affairs for Argus Pharmaceuticals, and from 1984 to 1994, she served as a regulatory affairs director for Marion Merrell Dow. Ms. Ivers-Read received a B.Sc. in pharmacology from University College London.

Daniel W. Muehl has served as our Executive Vice President and Chief Financial Officer since May 2019, and prior to that, as our Principal Accounting Officer and Principal Financial Officer since March 2016, as our Senior Vice President of Finance since September 2016 and as our Vice President of Finance since 2015. Previously, Mr. Muehl was the Chief Financial Officer of biotechnology company Somalogic, Inc. from 2014 to 2015 and prior to that the Chief Financial Officer of bio-industrial company OPX Biotechnologies, Inc. from 2010 to 2014. He earned a Bachelor of Science degree in accounting from the University of Massachusetts—Amherst and received his Certified Public Accountant certificate in 1990.

Paul E. Gross has served as our Executive Vice President, General Counsel since February 2019 and, prior to that, as our Senior Vice President, General Counsel since January 2016. Mr. Gross also served as our Chief Compliance Officer from January 2016 to February 2020. Previously, Mr. Gross was the General Counsel for Datalogix, Inc. from 2014 to 2015 and from 2015 to 2016 was a Director of Business Operations with Oracle Corporation following the acquisition of Datalogix by Oracle in 2015. From 2010 to 2014, Mr. Gross was founding partner of the law firm Gross Cutler Seiler Dupont LLC and prior to that a partner with Cooley LLP. Mr. Gross earned a Bachelor of Science degree from the U.S. Naval Academy and a Juris Doctor from King Hall School of Law, University of California, Davis.

Dr. Thomas Fuglsang Harding has served as our Executive Vice President since March 2021 and Chief Scientific Officer since October 2019. Dr. Harding joined Clovis in June 2012 as a Senior Director of Preclinical Research & Translational Medicine, and since joining, he was promoted through multiple levels, before taking the role of CSO. Dr. Harding has 20 years of oncology drug discovery and development experience and previously served in research leadership positions at FivePrime Therapeutics and Cell Genesys, Inc. Dr. Harding received a Ph.D. and completed post-doctoral training at the University of Bristol, U.K. in Molecular Neuroscience, in addition to a BSc in Microbiology.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and additional international markets. In our pursuit to improve the lives of people living with cancer, Clovis is committed to realizing the promise of precision medicines for cancer. We seek to develop targeted therapies to better serve patients and ensure the right drug gets to the right patient. To support this business strategy, we believe in rewarding our employees for helping us achieve our goals and delivering exceptional performance. Consistent with this general philosophy, we have designed our executive compensation program to tie a significant portion of an executive’s overall compensation to the achievement of our corporate goals and to drive stockholder value.

To help ensure our executives’ pay is aligned with our overall business strategy, our executive compensation program is driven by a core set of objectives which are supported by our overall compensation philosophy:

Objectives	Philosophy

Our executive compensation program is designed to:

✓ Attract, motivate and retain talented executives who have the skills to drive our future growth and development.

✓ Align executive and stockholder interests and our long-term interests through equity ownership requirements and grants of equity-based awards.

✓ Motivate the achievement of key strategic financial and operational goals that maximize rational growth.

Our executive compensation philosophy is built on the following principles:

✓ Position compensation competitively in the marketplace.

✓ Motivate our executives to achieve the greatest possible returns for our stockholders.

✓ Reward results for achieving strong company-wide and individual performance (pay-for-performance).

2021 Named Executive Officers

The following individuals were the named executive officers of Clovis for 2021:

Named Executive Officer	Role	Tenure
Mr. Patrick J. Mahaffy	President and Chief Executive Officer; Director	Co-Founder[1]

Mr. Daniel W. Muehl	Executive Vice President and Chief Financial Officer	6 years

Ms. Gillian C. Ivers-Read	Executive Vice President and Chief Regulatory Officer	Co-Founder[1]

Dr. Lindsey Rolfe	Executive Vice President of Clinical and Pre-Clinical Development and Pharmacovigilance and Chief Medical Officer	12 years

Mr. Paul E. Gross	Executive Vice President, General Counsel and Chief Compliance Officer	6 years

[1]	Clovis Oncology, Inc. was founded in 2009.

2021 Achievements

Over the past year, our company has continued to navigate the significant challenges presented by an unprecedented global health pandemic and adapt rapidly – understanding that our employees, our investigators, clinicians and patients, our communities, and our stockholders all have been impacted in a material way.

In the face of extraordinary operational challenges, our senior leadership team led us through a period of substantial uncertainty and responded timely and successfully to the challenges we faced as a result of the

COVID-19 pandemic, including taking steps to protect the health, well-being and safety of our employees and other stakeholders, while ensuring our ability to fulfill our essential business activities and responsibly manage cash flow and expenses without sacrificing long-term growth opportunities and maximization of stockholder value.

Despite the continued challenges presented by the COVID-19 pandemic, 2021 was a year of continued execution on our previously announced key strategies of pursuing label expansion to drive Rubraca revenue growth, emerging as a leader in targeted radionuclide therapy and working to achieve long-term financial stability. In support of our key strategies, we achieved the following corporate goals:

•	Enrolled fifty patients into our LODESTAR clinical trial to support FDA discussions regarding a possible supplemental NDA filing for an additional Rubraca indication;

•	Selected an alpha-emitter agent to explore for possible expansion of our FAP-2286 program;

•	Achieved results for each Phase 2 cohort in our LIO-1 trial of lucitanib and determine a potential registration strategy; and

•

While one of our corporate goals was to report data from the monotherapy portion of our Phase 3 ATHENA clinical study of Rubraca, insufficient progression events had occurred by December 31 to read out the data in 2021. However, in March 2022, we were pleased to report that the monotherapy portion of this trial successfully achieved the primary endpoint of improved PFS in both populations in the primary efficacy analyses.

Throughout 2021, the company has focused on three key strategies, which the annual corporate goals are intended to support. These three strategies are: pursue label expansion to drive Rubraca revenue growth; emerge as the leader in targeted radionuclide therapy; and achieve long-term financial stability. In addition to achieving the specific corporate goals noted above, the company took numerous other financial, development and human capital steps during 2021 in support of these key strategies and towards preserving and strengthening the business.

We submitted two Investigational New Drug (IND) applications to the FDA for FAP-2286, the lead compound in our peptide-targeted radionuclide therapy (PTRT) development program, before the end of 2020. Following the clearance of these INDs by FDA in 2021, we initiated our LuMIERE phase 1/2 clinical study of FAP-2286 to determine the dose and tolerability of the FAP-targeting therapeutic agent. While we fell short of our enrollment target for 2021 in the phase 1 portion of LuMIERE phase 1/2 clinical trial of FAP-2286, we completed the initial dose cohort and were enrolling the second dose cohort at the end of 2021. We are committed to maintaining our lead in the clinical development of an FAP-targeted radionuclide therapeutic candidate, and we expect to present initial data at nuclear medicine meetings in 2022 and initiate the phase 2 portion of LuMIERE also in 2022. Additionally, while the LuMIERE trial focuses on FAP-2286, we are evaluating a number of FAP-2286 drug combinations preclinically.

The health, well-being and professional satisfaction of our employees has always been a priority for our company and our board of directors seeks regular updates from management on initiatives aimed at improving employee satisfaction and retention. As the disruption from the COVID-19 pandemic continued into 2021, we saw the need to continue efforts begun in 2020 and extend those efforts with new initiatives. During 2021, as we and many other companies considered a return to the office environment, a critical part of our decision was considering the impact on our employees and their families. Therefore, we conducted a company-wide survey of office-based employees to understand their personal and family considerations and safety concerns in returning to the office. Partly as a result of the feedback received, we are continuing to operate in a hybrid work model.

We implemented new interactive technologies to not only support the health, well-being and safety of our employees, but also to provide flexible training and development for all employees. We provided all employees with access to LinkedIn Learning and our intranet now has a dedicated training and development content that is regularly updated. We developed and implemented a successful project management training program to enhance this core professional skill for our employees.

In July we revised our wellbeing program to give employees flexibility to purchase equipment or memberships suitable for their health and well-being needs. Dedicated well-being content on our intranet is updated regularly and our monthly newsletter was revamped to included sharing of uplifting achievements and activities. The company is committed to a healthier and more sustainable community for all, and in 2021 employees were provided up to three days off as part of our volunteer program to support local charities, ovarian cancer charities or respond to disaster relief. We ended 2021 with a “10 Days of Gratitude” program that gave employees the opportunity to highlight fellow colleagues who motivated, supported, and inspired them in 2021.

Throughout 2021, we continued our efforts at improving our balance sheet and working to achieve long-term financial stability. Throughout 2021 we focused on reducing operating expenses, and as a result, our operating expenses for 2021 were reduced by approximately 20% from the prior year 2020. In September 2021, we retired the remaining $64.4 million in principal amount of 2021 Notes. During 2021, we also raised a total of $116.9M net proceeds from our “at-the-market” equity offering programs.

We did fall short of our key product revenue goal for 2021, which we believe was primarily a result of the ongoing effects of the pandemic on oncology treatment and practice and in particular, in ovarian cancer. While we fully expect this to reverse when the pandemic finally abates, and as reported by other oncology-focused companies, it has clearly had an impact on new patient diagnoses and new patient starts throughout 2021.

As a result of our financial performance, the target cash bonuses for named executive officers paid out below target levels for the year, and the CEO’s revenue performance-based stock options granted at the outset of 2020 did not vest and therefore these options were forfeited. This is in keeping with our long-standing commitment to pay executives based on achieving ambitious goals that benefit the company as well as our stockholders. This financial performance is reflected in the volatility of our stock price in 2021, which drove a five-year annualized total shareholder return (TSR) of -42.84%.

Overview of 2021 Compensation Decisions and Actions

The table below summarizes the decisions that the compensation committee made for 2021 relative to our named executive officers’ compensation, as well as updates to the compensation programs for 2022.

Factors Guiding Our Decisions

•   Executive compensation program objectives and philosophy (see page 56);

•   Degree of achievement of key strategic financial and operational goals for 2020 (for salary and long-term incentive grant decisions made in early 2021) and for 2021 (for annual incentive plan payments made in early 2022 and long-term incentive grant decisions made in 2022). See page 58 for our 2021 goals and performance;

•   Recommendations of our President and Chief Executive Officer (CEO) (other than with respect to his own compensation) (see page 53);

•   Advice of an independent outside compensation consultant (see page 54);

•   Stockholder input (see page 48);

•   Market pay practices of our peer group as benchmarked by our independent consultant, including examining trends; and

•   Current and historical compensation, including pay decisions made for the broader Clovis employee population.

Key 2021 Compensation Decisions

Base Salary

All named executive officers received base salary increases of 3.0% effective March 1, 2021. (This was the same base salary increase percentage that all employees in the Company were eligible to receive and was in line with merit pay increases for our peer group.) See page 57 for details.

Annual Performance Bonus

Based on the overall corporate-wide performance we achieved in 2021 compared to the goals we set at the beginning of the year, the compensation committee awarded bonus payouts at 75% of target for the named executive officers, including the CEO, in March 2022.

At Mr. Mahaffy’s request, the compensation committee chose to defer the payment of his 2021 bonus until such time as the company announces in its public filings that it has sufficient cash to meet its obligations for the next 12 months. If such condition is met before the end of calendar year 2022, his annual bonus will be paid prior to the end of calendar year 2022.

See page 58 for details.

Equity Grants

On March 1, 2021, named executive officers other than Mr. Mahaffy received annual equity grants in the form of 81,000 Restricted Stock Units (RSUs), vesting in installments over a four-year period. The compensation committee decided to grant only RSUs for the named executive officers, except the CEO. The compensation committee believes that RSUs are a less dilutive equity vehicle than stock options, as generally a fewer number of RSUs can be granted than stock options having an equivalent grant date fair value, and are a key retention tool for executives in an increasingly competitive talent market.

On March 1, 2021, as CEO, Mr. Mahaffy received stock options to purchase 380,000 shares of our common stock. While the number of options that Mr. Mahaffy was granted increased from the 300,000 granted in 2020, the fair value of these 2021 options was lower due to a decrease in stock price (approximately $1.99 million in 2020 compared to approximately $1.88 million in 2021).

Mr. Mahaffy’s stock options granted in March 2021 vested under the following conditions:

•   80,000 vested if product revenues for fiscal year 2021 met or exceeded the budgeted amount in the company’s budget as approved by our board of directors on December 8, 2020; however, this target was not achieved, and therefore these options did not vest and were forfeited;

•   40,000 vested if the company selected an alpha-emitter agent for use in the study of its product candidate FAP-2286 by December 31, 2021; this target was achieved, and therefore these options did vest;

•   40,000 vested if the company completed enrollment of three dose cohorts in the Phase 1 study of 177Lu-FAP-2286 by December 31, 2021; however, this target was not achieved, and therefore these options did not vest and were forfeited; and

•   220,000 shares will vest over a four-year period, with 25% vesting at the one-year anniversary of the grant date and the remainder vesting monthly over the remaining three years.

As CEO, Mr. Mahaffy continues to receive 100% of his equity grants as stock options to ensure his pay is closely tied to shareholder return, as options have value only to the extent of increases to the price of the stock from the date of grant, and the time- and performance-based vesting ensures that he receives economic benefit from these options over a longer term and as the company meets corporate objectives. See page 59 for details.

Key 2022 Compensation Decisions

Base Salary

All named executive officers received base salary increases of 3.5% effective March 1, 2022. (This was less than the 4% base salary increase percentage that all employees in the company were eligible to receive.) See page 58 for details.

Equity Grants

On March 1, 2022, named executive officers other than Mr. Mahaffy received annual equity grants in the form of 81,000 RSUs, vesting in installments over a four-year period. Given the current landscape, and the need to retain executives during this challenging and critical time for the business, the compensation committee again decided to grant only RSUs for the named executive officers, except the CEO. The compensation committee believes that RSUs are a less dilutive equity vehicle than stock options. We will continue to revisit this decision in future years.

On March 1, 2022, as CEO, Mr. Mahaffy received stock options to purchase 380,000 shares of our common stock under the following conditions:

•   80,000 will vest if product revenues for fiscal year 2022 meet or exceed the budgeted amount in the company’s budget as approved by the board on December 2, 2021;

•   80,000 will vest if, as of December 31, 2022, the company has sufficient available cash and cash equivalents or available sources of borrowings to fund the operating plan approved by that same date into 2024;

•   220,000 shares will vest over a four-year period, with 25% vesting at the one-year anniversary of the grant date and the remainder vesting monthly over the remaining three years.

In 2022, the compensation committee chose not to increase the number of RSUs and options granted to our named executive officers beyond what was granted in 2021. Consequently, the grant date fair value of equity awards granted to our named executive officers has decreased in value sequentially since the prior year. This is consistent with grants made over the last few years, which have not materially increased in size despite a material reduction in our stock price. While this decision by the compensation committee has negatively affected total compensation for the named executive officers, it reflects the realities of a continued challenging business climate for the company.

Updated Peer Group

We reassessed and updated our peer group for 2021, removing two companies that no longer match our size and adding two new companies that reflect our industry, stage of development, market capitalization, revenues and number of employees. See page 55 for details.

Stockholder Input on Executive Compensation

Our board of directors and the members of our compensation committee value the opinions of our stockholders regarding compensation and other issues. This includes the opinions received via the “say-on-pay” vote at our annual meeting.

In 2022, we reached out to our top 30 stockholders, who held approximately 44% of our shares at the time. We viewed this as a valuable opportunity to discuss compensation and governance measures important to them.

In 2021, both Glass Lewis (GL) and Institutional Shareholder Services (ISS), two of the largest institutional proxy advisors, recommended a vote in favor of our advisory say-on-pay vote. Subsequently, 64.6% of the advisory say-on-pay votes cast approved the compensation of our named executive officers. This is not a result we are satisfied with, so we followed up with another outreach to our top 30 stockholders, representing in the aggregate approximately 44% of outstanding shares at the time.

We initiated our outreach in the fall of 2021, in order to have feedback from our top stockholders in advance of the deliberation and decisions by the compensation committee on our executive compensation decisions made in early 2022. As compared to the outreach conducted the year prior, we solicited input from a higher percentage of the top stockholders. We offered these large investors an opportunity to have a dialogue with senior executives about a variety of substantive issues, including executive compensation, the vote at the 2021 meeting on an increase to our authorized common stock and social and governance priorities.

No significant concerns were raised by those stockholders on those topics. Additionally, the compensation committee reviewed the responses of GL and ISS to our executive compensation program with a focus on the areas in which GL and ISS expressed minor concerns and recent changes to their policies:

•

Currently, the majority of long-term incentive compensation is time-based for named executive officers other than Mr. Mahaffy and performance-based for Mr. Mahaffy himself. While the committee has considered how equity is delivered, at this time, our focus remains on time-based compensation for most executives.

•

GL and ISS also raised concerns about the short performance period for executives’ long-term incentive program. We currently focus on a one-year period because performance measures are tied to goals that we can realistically plan for within the next year, given the significant uncertainty around the continuing relevance of multi-year performance goals based on evolving development plans.

We discussed these topics as part of the stockholder engagement, and those representatives understood our concerns about our next 12 months of operations and how current compensation is tied to key short-term objectives.

While no immediate changes to the compensation committee were viewed as necessary in light of our discussions during stockholder outreach and the reports of the institutional proxy advisors, it is the compensation committee’s future goal to implement a more formulaic approach to objective-setting for annual bonuses, which we have heard would alleviate stockholder concerns about bonus payouts. We continue to set annual concrete and measurable objectives for named executive officers, but given the headwinds and unpredictability of the last two years in health care and pharma, the compensation committee has not fully implemented a formula-based approach. Retention remains a real concern for the board of directors and the compensation committee.

Our compensation philosophy continues to target compensation for our CEO and other named executive officers at the 50th percentile of our peer group. However, in recognition of challenges facing the business and our TSR, long-term incentives to named executive officers were made at or below the 25th percentile of our peer group in both 2021 and 2022 and bonuses paid were below target for both years. At the request of the CEO, the compensation committee deferred payment of 2021 bonus until the company is in a better cash position.

We remain committed to soliciting and considering stockholder input as we evaluate the design and direction of our executive compensation program and the specific compensation decisions for each of our named executive officers.

PAY-FOR-PERFORMANCE FOCUS

Aligning Pay with Performance

Our executive compensation program is designed to link pay and performance—an important principle of our compensation philosophy—whereby executives earn target compensation only to the extent we achieve our company-wide performance goals, some of which are short-term, while others take several years to achieve.

Our success depends largely on the contributions of motivated, focused and energized people all working to achieve our company-wide performance goals. Therefore, our annual and long-term incentive plans each have performance measures that apply to our 2021 named executive officers to foster teamwork and maximize our performance. The annual performance bonus plan also takes into account individual performance and contributions.

Targeting Compensation to Market

The compensation committee targeted 2021 cash compensation for each executive near the 50th percentile, and long-term incentives at or below the 25th percentile, of his or her counterparts in our publicly traded peer companies.

Performance-Based Compensation

To the extent target performance measures are not achieved, or they are exceeded, the named executive officers generally will earn compensation below or above the target total compensation, respectively, supporting our pay-for-performance objectives.

	Annual Performance Bonus	Equity Compensation	Equity Compensation
	Short-Term Incentive (Cash)	Long-Term Incentive (Stock Options)	Long-Term Incentive (Restricted Stock Units)

Objective	Short-term operational and financial business priorities	Longer-term strategic goals and stock price appreciation	Longer-term strategic goals and stock price appreciation

Time Horizon	1 Year	4 Years	4 Years

Metrics	Achievement of strong company-wide and individual performance	Stock price appreciation	Stock price appreciation

In order to support our pay-for-performance philosophy and our achievement of strong company-wide performance, the vast majority of the total compensation our CEO receives is at risk, as shown below:

President and Chief Executive Officer Pay

This section presents supplemental information to the Summary Compensation Table that begins on page 64. The following chart shows realizable long-term compensation paid to our CEO for the past three years and indicates what we believe are more accurate statements of our CEO’s actual compensation value as compared to the compensation reported in the Summary Compensation Table, which is tied to the grant date fair value of awards.

The primary difference between the total amounts shown in the chart below (realizable pay) and in the Summary Compensation Table (reported pay) is that the chart below reflects the intrinsic value of our CEO’s equity awards based on our closing stock price on December 31, 2021 of $2.71 per share, as opposed to the reported pay in the Summary Compensation Table, which represents the grant date fair value of the applicable stock awards.

Since the vast majority of our CEO’s reported pay represents potential pay, the chart below highlights the alignment of our at-risk compensation with the value of our stock and hence, the long-term interests of our CEO with those of our stockholders. For 2019, 2020 and 2021, our CEO’s realizable compensation is significantly less than the grant date fair value compensation, reinforcing the performance orientation of our program and the alignment of interests between our executives and our stockholders. This reflects our intended approach to pay for our executives: when performance goals aren’t met, compensation is reduced.

Additionally, our CEO, who is a founder, continues to hold all of the equity he has been granted since our IPO, apart from small gifts to his children and to a donor-advised fund for the purpose of charitable contributions, reflecting his long-term commitment to building value for our stockholders. Because of this, our CEO has not realized any gains from any equity-based compensation since our inception, as evidenced in his realized pay in the chart below.

In the chart above, the value of Mr. Mahaffy’s 2021 bonus has been captured under the realizable and realized compensation categories. However, the compensation committee and Mr. Mahaffy have chosen to temporarily defer payment of his 2021 bonus until such time as the company announces in its public filings that it has sufficient cash to meet its obligations for the next 12 months.

Realizable pay includes:

Base Salary: Yearly pay based on role, skills, experience and performance in the role

Annual Performance Bonus: Annual cash award payout amounts for 2019, 2020 and 2021

Equity Compensation: Represents the current intrinsic value of the stock options granted during that year using the stock price on December 31, 2021

Realized pay includes:

Base Salary: Yearly pay based on role, skills, experience and performance in the role

Annual Performance Bonus: Annual cash award payout amounts for 2019, 2020 and 2021

Equity Compensation: Gains received from exercised stock options

GOVERNANCE OF EXECUTIVE COMPENSATION

We have developed our executive compensation program to align with current governance and best practices while being able to achieve our stated objectives and support our ambitious business goals:

What We Do	What We Don’t Do

✓ Maintain an industry-specific peer group for benchmarking pay

✓ Target pay based on market norms

✓ Deliver executive compensation primarily through performance-based pay

✓ Award bonuses commensurate with performance

✓ Set challenging short- and long-term incentive award goals

✓ Provide strong oversight that ensures adherence to incentive grant regulations and limits

✓ Maintain a clawback policy for equity and incentive compensation

✓ Require minimum levels of stock ownership by executives and directors

✓ Require holding period for shares realized by executives from stock option exercises or equity award settlement

✓ Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees

✓ Consult with an independent advisor on compensation levels and practices

× No guaranteed bonus payments

× No hedging or pledging of equity

× No re-pricing of stock options

× No 280G tax gross-ups upon change in control

× No excessive perquisites

× No supplemental executive retirement plans

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for determining appropriate compensation levels and arrangements for our named executive officers, ensuring they are consistent with our compensation philosophy and objectives, and support the successful recruitment, development and retention of executive talent and leadership required to achieve our business objectives.

The compensation committee reviews all the components of annual compensation (including base salary, annual performance bonus and equity compensation) for the named executive officers and determines that each individual’s total compensation is reasonable and consistent with our compensation philosophy.

In making this determination, the compensation committee considers each named executive officer’s individual performance and contributions to our growth and success, as well as overall achievement of performance goals. The compensation committee also considers the recommendations of our CEO, market data provided by the compensation committee’s external independent compensation consultant and additional factors, such as the named executive officer’s operating responsibilities, experience level, retention risk, tenure and performance in the position. In addition, the committee reviews compensation decisions made for the general employee population and considers executive pay in light of these broader salary adjustments.

In determining the levels and mix of compensation, our compensation committee has not generally relied on formulaic guidelines, but rather has maintained a flexible approach to compensation determinations, which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals.

The compensation committee then approves, with any modifications it deems appropriate, base salaries, target annual performance bonus opportunities, equity compensation opportunities and grants for our named executive officers.

In reviewing our compensation program, the compensation committee considers whether the programs encourage unnecessary or excessive risk-taking that could have a material adverse effect on us and has concluded that they do not.

Role of the President and Chief Executive Officer

Our CEO periodically reviews each named executive officer’s overall performance and makes recommendations to the compensation committee on the elements of the named executive officers’ compensation (other than for the CEO). These recommendations are based on our CEO’s personal review of the other named executive officers’ performance, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the compensation committee retains full discretion when determining compensation.

The compensation package for our CEO is determined by the compensation committee in its sole discretion. Our CEO does not participate in discussions regarding his compensation.

Role of the Compensation Consultant

The compensation committee retains ultimate responsibility for compensation-related decisions. The compensation committee has the power to hire and fire independent compensation consultants, legal counsel, and financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of our senior management. The compensation committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities.

The compensation committee has assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the compensation committee.

To add rigor to the review process and to inform the compensation committee of market trends, the compensation committee engages an independent compensation consultant to review and advise on our compensation practices and to assess whether our compensation program is competitive and supports the compensation committee’s goal to align the interests of executive officers with those of stockholders. The independent compensation consultant also provides market data directly to the compensation committee, which the compensation committee references when determining compensation for executive officers. Since June 2018, the compensation committee has retained Willis Towers Watson as its independent compensation consultant.

The compensation committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. The compensation committee regularly reviews its relationship with, and assesses the independence of, Willis Towers Watson to ensure executive compensation consulting independence.

The process includes a review of the services Willis Towers Watson provides, the quality of those services, and fees associated with the services during the year.

Executive Compensation Peer Group

We believe that stockholders are best served when the compensation packages of senior executives are competitive and fair. By fair, we mean that the executives will be able to understand that the compensation package reflects their market value and their personal contribution to the business. To help ensure we provide our named executive officers with fair and market-competitive compensation and to support retention of our key leaders, we annually review compensation we offer our executives against executives within our peer group.

Our 2021 peer group was approved in October 2020 with the following three characteristics:

•	Market capitalization in the range of $170 million to $1.7 billion (approximately 0.3 to 3 times the company’s market capitalization);

•	Commercial companies with revenues under $500 million (or recent new drug applications with breakthrough therapy designation by the Food and Drug Administration); and

•	Generally between 150 and 1,600 employees.

Our peer group is regularly reviewed by our compensation committee with consideration given to our strategy and the advice of our compensation committee’s independent advisor. Our compensation committee approved the following 17 companies as part of the peer group used for our compensation decisions made in 2021:

2021 Executive Compensation Peer Group
Adaptimmune Therapeutics plc Agenus, Inc. Athenex, Inc. CytomX Therapeutics, Inc. ImmunoGen, Inc. Intercept Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc. Karyopharm Therapeutics, Inc. MacroGenics, Inc. NGM Biopharmaceuticals, Inc. Pacira BioSciences, Inc.[1] Puma Biotechnology, Inc.	Radius Health, Inc. Rigel Pharmaceuticals, Inc. Sorrento Therapeutics, Inc.[2] Supernus Pharmaceuticals, Inc. Theravance Biopharma, Inc.

[1]	Pacira BioSciences has a market capitalization materially above the criteria range.
[2]	Sorrento Therapeutics, Inc. has a market capitalization materially above the criteria range.

Our compensation committee approved changes to the peer group for 2022, removing two companies (above) that are no longer considered comparable in size and adding two others that better reflect our current size and revenue. Our 2022 peer group was approved in October 2021, consisting of companies determined to have or be:

•	Market capitalization in the range of $200 million to $1.9 billion

•	Commercial companies with revenues under $530 million (or recent new drug applications with breakthrough therapy designation by the Food and Drug Administration); and

•	Generally between 100 and 1,400 employees.

This revised peer group was used by the compensation committee in making the compensation decisions for 2022 that are discussed herein:

2022 Executive Compensation Peer Group
Adaptimmune Therapeutics plc Agenus, Inc. Athenex, Inc. CytomX Therapeutics, Inc. Eagle Pharmaceuticals, Inc. ImmunoGen, Inc.	Intercept Pharmaceuticals, Inc. Ironwood Pharmaceuticals, Inc. Jounce Therapeutics, Inc. Karyopharm Therapeutics Inc. MacroGenics, Inc. NGM Biopharmaceuticals, Inc.	Puma Biotechnology, Inc. Radius Health, Inc. Rigel Pharmaceuticals, Inc. Supernus Pharmaceuticals, Inc. Theravance Biopharma, Inc.

Using Peer Group Data to Set Target Opportunity

In setting 2022 compensation, the compensation committee reviewed the market data for our peer group and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly situated executives at our peer companies. We believe using our peer group (selected based on the criteria above, which represents companies closely aligned with our company profile and with which we expect to compete more directly for recruiting and retention of key employees and executives) as opposed to a group that comprises a more diverse and broad set of companies (such as an industry group recognized within the S&P 400, a broader industry GICS code, or some other broad-based index) is a better comparator for setting compensation for our employees and a better barometer of competing opportunities for our employees.

Compensation for each executive may vary from this range depending on other factors, such as internal pay equity among our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably titled positions at other companies.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to align the interests of our named executive officers and stockholders and to encourage both personal and collective contributions to support our growth. The following chart highlights the key elements of our executive compensation program and how each is linked to program objectives.

	Type of Compensation	Link to Program Objectives
Base Salary	Cash

•   Fixed level of cash compensation to support attraction and retention of key executives in a competitive marketplace

•   Allows us to pay our executives competitively with compensation levels in the biopharmaceutical market

Annual Performance Bonus	Cash

•   Target cash incentive opportunity (set as a percentage of base salary) that encourages executives to achieve strong annual company-wide performance

•   Assists in retaining, attracting and motivating employees in the near-term

Equity Compensation	Stock Options and RSUs

•   Focuses executives on achievement of long-term company strategic goals and total stockholder return, thereby creating long-term stockholder value (pay-for-performance)

•   Four-year vesting promotes retention, helping to maintain a stable, continuous management team

•   Promotes ownership in the company

•   Performance-based equity for the CEO

Retirement Benefits	Benefit

•   Named executive officers participate in the 401(k) plan available to all employees

•   Retirement benefits are a standard element of a total rewards package that helps attract and retain executive talent

Other Benefits	Benefit

•   Named executive officers participate in the benefit plans available to all employees, including health benefits and taxable life insurance premiums (also applicable to all employees)

•   Benefit plans are a standard element of a total rewards package that helps attract and retain executive talent

•   Named executive officers, similar to all employees, can also participate in the Employee Stock Purchase Plan to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions

•   Perquisites are limited in amount and the compensation committee limits eligibility and use; named executive officers receive supplemental long-term disability coverage (also available to all employees)

	Type of Compensation	Link to Program Objectives

Severance Agreements	Benefit

•   Helps ensure named executive officers remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

•   Provides confidentiality, non-compete and non-solicit protections

ANALYSIS OF 2021 COMPENSATION DECISIONS

Compensation packages for our named executive officers generally consist of base salary, an annual performance bonus and equity compensation. In determining the levels and mix of compensation, we have not generally relied on formulaic guidelines, but rather have maintained a flexible approach to compensation determinations based on specific strategic and financial goals deemed important to our long-term success. We believe that the relationship of fixed to performance-based compensation is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for increases in the value of our common stock.

Base Salary

Base salaries for the named executive officers are intended to reflect their skill set, experience, role and responsibilities. The compensation committee initially determines base salary for named executive officers at the time of their appointment based on their position. The compensation committee periodically reviews base salaries for the named executive officers and may make adjustments based on individual performance, overall company performance and, when appropriate, to maintain consistency with our compensation objectives, including being market competitive.

Establishing Base Salaries

When reviewing base salaries for named executive officers for 2021, the compensation committee used a guideline near the 50th percentile of the general industry and peer company data for comparable roles. Individual and company performance are also considered.

2021 Base Salary Decisions

Effective March 1, 2021, all of the named executive officers received base salary increases of 3.0%, consistent with the annual budget increase for all employees. The following table lists the compensation of our named executive officers for 2020 and 2021.

	2021 Base Salary
	2020 Salary	2021 Salary	Percent Change
Patrick J. Mahaffy	$720,670	$742,290	3.0%
Daniel W. Muehl	$470,066	$484,168	3.0%
Gillian C. Ivers-Read	$480,917	$495,345	3.0%
Lindsey Rolfe	$522,632	$538,311	3.0%
Paul E. Gross	$474,400	$488,632	3.0%

2022 Base Salary Decisions

Effective March 1, 2022, all of the named executive officers received base salary increases of 3.5%, below the 4% annual budget increase for all employees. Base salary increases are generally tied to inflation and the need to keep executives at market-competitive levels of base pay. The larger increase in 2022 compared to 2021 is reflective of current inflationary trends.

	2022 Base Salary
	2021 Salary	2022 Salary	Percent Change
Patrick J. Mahaffy	$742,290	$768,270	3.5%
Daniel W. Muehl	$484,168	$501,114	3.5%
Gillian C. Ivers-Read	$495,345	$512,682	3.5%
Lindsey Rolfe	$538,311	$557,152	3.5%
Paul E. Gross	$488,632	$505,734	3.5%

Annual Performance Bonus

Our annual performance bonus provides named executive officers with the opportunity to earn rewards based on the achievement of strong corporate-wide performance.

2021 Annual Performance Bonus Decisions

During the first quarter of 2022, the compensation committee reviewed our performance against our 2021 corporate goals, as well as the overall progress of the company. The 2021 corporate-wide goals included:

Linking Compensation to Performance The compensation committee believes that linking pay to performance will motivate our executives to achieve the greatest possible returns for our stockholders.

2021 Corporate Goals	Status as of Dec 31, 2021
Achieve 2021 budgeted product revenues (Rubraca)	PARTIALLY COMPLETED
Athena monotherapy data in less than 3 months of events (Rubraca)	N/A (EVENTS NOT YET REACHED)
Lodestar: enroll 50 pts (2Q21) to support FDA discussions regarding a sNDA (Rubraca)	COMPLETED
177Lu-FAP-2286: Enroll 3 dose cohorts in phase 1 study (FAP-2286)	NOT COMPLETED
Alpha Emitter FAP-2286: Choose agent (FAP-2286)	COMPLETED
Achieve results for each phase 2 cohort and determine potential registration strategy (Lucitanib)	COMPLETED
Extend cash runway into 2024	NOT COMPLETED

In addition to the 2021 corporate goals set by our board of directors, we accomplished some other notable achievements during 2021, as discussed in the “2021 Achievements” section on page 44.

For purposes of annual performance bonus, Mr. Mahaffy is measured on corporate performance goals and the other named executive officers are measured on a combination of corporate and individual performance goals. Based on the overall corporate-wide performance we achieved in 2021 compared to the goals we set at the beginning of the year and our operational and financial performance, the compensation committee awarded bonus payouts at 75% of target for all of the named executive officers in March 2022.

At Mr. Mahaffy’s request, the compensation committee chose to defer the payment of his 2021 bonus until such time as the company announces in its public filings that it has sufficient cash to meet its obligations for the next 12 months. If such condition is met before the end of calendar year 2022, his annual bonus will be paid prior to the end of calendar year 2022.

	2021 Annual Incentive (paid in 2022)
	Target as a % of Base Salary	Target Award Opportunity	Actual Amount Awarded	Actual as a % of Target
Patrick J. Mahaffy	70%	$519,603	$389,702	75%
Daniel W. Muehl	50%	$242,084	$181,563	75%
Gillian C. Ivers-Read	50%	$247,673	$185,754	75%
Lindsey Rolfe	50%	$269,156	$201,867	75%
Paul E. Gross	50%	$244,316	$183,237	75%

Equity Compensation

As with the other elements of compensation, the compensation committee determines the amount of long-term incentive compensation opportunities for our executive officers as part of its annual compensation review. In order to align the interests of our named executive officers with those of our stockholders, as well as to provide sufficient retention incentives to our executives, the compensation committee deemed it appropriate to grant stock options and restricted stock units, or RSUs, pursuant to our Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan, or the 2020 Plan, to our named executive officers.

Determining Equity Grants

The compensation committee took into account both the grant date fair value and the actual realizable value of the stock options and restricted stock units then outstanding. We believe realizable value is a more accurate statement of our named executive officers’ actual compensation value as compared to the grant date fair value of these awards.

Stock-settled restricted stock units are “full value grants,” meaning that, upon vesting, the recipient is awarded the full share. While the value executives realize in connection with an award of restricted stock units does depend on our stock price, time-vested restricted stock units generally have some value even if our stock price significantly decreases following the grant. As a result, time-vested restricted stock units help to secure and retain executives and instill an ownership mentality, regardless of whether our stock price increases or decreases, although the value of restricted stock units is lower if our stock price decreases. In contrast, stock options provide an effective performance incentive and align the executives’ interest with that of stockholder interests because our executive officers derive value from their options only if our stock price increases following their grant (which benefits all stockholders) and they remain employed with us beyond the date that their options “vest” (that is, become exercisable).

2021 Equity Compensation Decisions

On March 1, 2021, named executive officers other than Mr. Mahaffy received annual equity grants in the form of RSUs, vesting in installments over a four-year period. The compensation committee made this decision to grant RSUs beginning in 2020 for two reasons: to ensure executive continuity during a challenging time for the company, and to utilize a less dilutive equity vehicle than stock options.

•

25% of the shares of common stock subject to the RSUs vest and settle on the one-year anniversary of the grant, and the remainder vest and settle in substantially equal quarterly installments over the 12 quarters immediately following the first anniversary of the grant, subject to continued employment through such date.

On March 1, 2021, as CEO, Mr. Mahaffy received stock options to purchase 380,000 shares of our common stock under the following conditions:

•

80,000 vested if product revenues for fiscal year 2021 met or exceeded amounts budgeted in the company’s budget as approved by the board on December 8, 2020; however, this target was not achieved, and therefore these options did not vest and were forfeited;

•	40,000 vested if the company selected an alpha-emitter agent for use in the study of its product candidate FAP-2286 by December 31, 2021; this target was achieved, and these options vested;

•

40,000 vested if the company completed enrollment of three dose cohorts in the Phase 1 study of 177Lu-FAP-2286 by December 31, 2021; however, this target was not achieved, and therefore these options did not vest and were forfeited; and

•	220,000 shares will vest over a four-year period, with 25% vesting at the one-year anniversary of the grant date and the remainder vesting monthly over the remaining three years.

The following table provides information about the number of stock options and RSUs granted in March 2021, and the value of those stock options and RSUs:

	2021 Equity Awards
	Number of Stock Options	Grant Date Fair Value of Stock Options[1]	Number of RSUs	Value of RSUs
Patrick J. Mahaffy	380,000	$1,878,150	0	N/A
Daniel W. Muehl	0	N/A	81,000	$504,630
Gillian C. Ivers-Read	0	N/A	81,000	$504,630
Lindsey Rolfe	0	N/A	81,000	$504,630
Paul E. Gross	0	N/A	81,000	$504,630

[1]	Grant date fair value is a value determined at the time of grant for accounting purposes, which is based on Black-Scholes modelling to value options.

2022 Equity Compensation Decisions

On March 1, 2022, named executive officers other than Mr. Mahaffy received annual equity grants in the form of RSUs, vesting in installments over a four-year period. Given the current landscape, and the need to retain executives during this challenging and critical time for the business, the compensation committee again decided to grant only RSUs – a less dilutive equity vehicle than stock options. We will continue to revisit this decision in future years.

•

25% of the shares of common stock subject to the RSUs vest and settle on the one-year anniversary of the grant, and the remainder vest and settle in substantially equal quarterly installments over the 12 quarters immediately following the first anniversary of the grant, subject to continued employment through such date.

On March 1, 2022, as CEO, Mr. Mahaffy received stock options to purchase 380,000 shares of our common stock under the following conditions:

•	80,000 will vest if product revenues for fiscal year 2022 meet or exceed the budgeted amount in the company’s budget as approved by the board on December 2, 2021;

•

80,000 will vest if the company has sufficient available cash and cash equivalents or available sources of borrowing as of December 31, 2022 to fund the operating plan approved by that same date into 2024;

•	220,000 shares will vest over a four-year period, with 25% vesting at the one-year anniversary of the grant date and the remainder vesting monthly over the remaining three years.

The following table provides information about the number of stock options and RSUs granted in March 2022, and the value of those stock options and RSUs:

	2022 Equity Awards
	Number of Stock Options	Grant Date Fair Value of Stock Options[1]	Number of RSUs	Value of RSUs
Patrick J. Mahaffy	380,000	$557,878	0	N/A
Daniel W. Muehl	0	N/A	81,000	$157,950
Gillian C. Ivers-Read	0	N/A	81,000	$157,950
Lindsey Rolfe	0	N/A	81,000	$157,950
Paul E. Gross	0	N/A	81,000	$157,950

[1]	Grant date fair value is a value determined at the time of grant for accounting purposes, which is based on Black-Scholes modelling to value options.

Retirement Savings Programs

In 2021, we provided retirement benefits to our named executive officers, other than Dr. Rolfe, through the Clovis Oncology, Inc. 401(k) plan, a defined contribution retirement savings plan. The named executive officers participate in these plans on the same terms and conditions as our other employees. For the 401(k) plan, we make matching contributions to the account of each eligible employee of 100% on the first 4% of gross wages that an employee contributes to his or her account. In 2021, each named executive officer, other than Dr. Rolfe, received matching contributions of $11,600 to his or her 401(k) plan account.	Contributions to Clovis retirement plans support an important part of our executive compensation program objectives: retention.

Other Benefits

In 2021, all of the named executive officers were eligible to participate in a number of broad-based benefit programs, including health benefits and a life insurance benefit equal to two times their base salary, subject to an overall cap. Because the U.S. Internal Revenue Code imputes income on life insurance benefits above a threshold ($50,000 in 2021), we include an amount of income attributable to the taxable insurance premiums we pay. This life insurance benefit is provided to all employees and consequently applies to our named executive officers.

We maintain an employee stock purchase plan, the ESPP, which provides our employees, including our named executive officers, with an opportunity to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The named executive officers also received certain perquisites, including supplemental long-term disability coverage, which we believe are necessary in light of the competitive market for talent in our industry. The total cost of these benefits is a small percentage of each named executive officers’ total compensation. The value of these benefits is reflected in the All Other Compensation column in the Summary Compensation Table.

Other Key Features of Our Executive Compensation Program

As we look to the future of the company, we have adopted policies to help drive sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance, which will help limit excessive risk-taking and executive misconduct through stock ownership guidelines, minimum holding requirements, a clawback policy and an enhanced anti-hedging policy, as outlined below.

Stock Ownership Guidelines

Our stock ownership guidelines require all executive officers to hold a minimum number of shares of our stock while serving as an executive officer. The guidelines are intended to further align the interests of executive management with those of our stockholders by requiring executives to be subject to the same long-term stock price volatility our stockholders experience. The minimum threshold is based on a multiple of base compensation, equal to three times base salary for our CEO and one times base salary for all other executive officers.

When determining whether the executive officers have met the minimum threshold requirements under the policy, calculations include all shares held outright by the executive and any vested equity awards. Each executive initially has five years in order to meet his or her minimum ownership threshold (and one year after a salary increase). During this five-year phase-in period, the executive is not allowed to sell more than 50% of any vested equity awards until he or she has met the applicable minimum threshold. The policy is administered and monitored by our Chief Financial Officer under the direction of the compensation committee.

Currently, two of our named executive officers are not in compliance with our stock ownership guidelines. As neither of the two named executive officers have sold any stock, the primary reason for the lack of compliance is the devaluation of the stock price. The compensation committee discussed the situation and considered alternatives for remedying it, ultimately determining that the named executive officers in question will not be allowed to sell any of their shares until they are back in compliance (with an exception to sell shares to cover taxes on their RSUs).

Minimum Holding Requirements

All new equity awards are subject to minimum holding requirements. This requires all executive officers to hold any shares obtained upon the exercise of a stock option or the vesting or settlement of other share-based awards for at least six months, except as necessary to cover the exercise price, taxes and broker commissions.

Clawback Policy

We maintain specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of our financial statements. If the board of directors determines that an executive officer has engaged in detrimental conduct that directly or indirectly results in a material misstatement in our financial statements or performance metrics, which affects the executive officer’s compensation, the board of directors may, in its discretion, seek reimbursement of any portion of performance-based equity awards earned by or incentive cash compensation paid or awarded to the executive that is greater than what would have been earned by, paid or awarded to the executive if calculated based on the restated financial statements or performance metrics. If the board of directors determines that it is appropriate to recoup incentive cash compensation or performance-based equity awards from an executive officer under this policy, the board of directors will, in its sole discretion, determine the following:

•	The amount of incentive-based cash compensation or equity compensation provided to the executive officer that is subject to recoupment, and

•

The method of recoupment, including whether to seek the return of incentive-based compensation already paid or to withhold or otherwise recoup (totally or partially) compensation that has not vested or has not been paid.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy prohibits hedging, pledging, short sales and transactions involving puts, calls and other derivative securities on an exchange by any employee or director.

Impact of Accounting and Tax Requirements on Compensation

Section 162(m) of the Internal Revenue Code, or Section 162(m), generally disallows public companies a tax deduction for compensation in excess of $1 million paid to their chief executive officers and three other highly compensated executive officers (other than the chief financial officer) unless an exemption applies. The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) and, among other things, beginning in 2018, expanded the scope of the executive officers subject to Section 162(m), or the Covered Employees, to include any individual who served as the chief executive officer and chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the chief executive officer and chief financial officer) for the taxable year, and now provides that once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The compensation committee periodically reviews the potential consequences of Section 162(m) with respect to the elements of our compensation program; however, given that the impact of Section 162(m) on taxes currently payable by us is mitigated by our net operating loss carryforwards and in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the compensation committee has not limited compensation to those levels or types of compensation that would be deductible by us.

Employment Agreements

Each of our named executive officers is party to substantially similar employment agreements (described in more detail below) with the company. With the assistance of our compensation consultants, the compensation committee determined that it was advisable to enter into employment agreements with each named executive officer to ensure that the compensation and benefits provided to such executives was competitive with our publicly traded peer companies and to ensure that we have adequate protection in the form of restrictive covenants following a termination of employment. The employment agreements with each of our named executive officers also provide for severance payments and benefits upon certain qualifying terminations of employment. For additional information about these employment agreements, see “—Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” on page 66.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review and discussions, our compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2021, filed by us with the SEC.

Respectfully submitted,

The Compensation Committee of the Board of Directors

James C. Blair, Chair

Richard A. Fair

Ginger Graham

Thorlef Spickschen

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and our other named executive officers for the years ended 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Patrick J. Mahaffy	2021	738,687	—	1,878,150	—	22,246	2,639,083
President and Chief	2020	720,670	491,858	1,994,945	—	22,046	3,229,519
Executive Officer	2019	718,640	454,024	5,712,960	—	21,846	6,907,470

Daniel W. Muehl	2021	481,818	181,563	—	504,630	22,670	1,190,681
EVP and Chief Financial Officer	2020	468,851	229,158	—	613,460	21,969	1,333,438
	2019	453,683	216,359	571,182	2,317,037	21,410	3,579,671

Gillian C. Ivers-Read	2021	492,940	185,754	—	504,630	28,368	1,211,692
EVP and Chief	2020	479,674	234,448	—	613,460	27,820	1,355,402
Regulatory Officer	2019	464,692	221,354	380,788	1,544,691	27,368	2,638,893

Lindsey Rolfe(6)	2021	535,630	201,867	—	504,630	—	1,242,127
EVP of Clinical Development and	2020	518,294	254,784	—	613,460	—	1,386,538
Pharmacovigilance and	2019	504,656	240,553	380,788	1,544,691	14,822	2,685,510
Chief Medical Officer

Paul E. Gross	2021	486,260	183,237	—	504,630	22,385	1,196,512
EVP and General Counsel	2020	473,174	231,272	—	613,460	21,704	1,339,610
	2019	457,866	218,354	571,182	2,317,037	21,159	3,585,598

(1)

The amounts reported in this column reflect mid-year pay increases. For additional information, please see “—Compensation Discussion and Analysis—Analysis of 2021 Compensation Decisions—Base Salary” above.

(2)

The amounts reported in this column represent the bonuses earned by each executive with respect to performance in 2021. For additional information, please see “—Compensation Discussion and Analysis—Analysis of 2021 Compensation Decisions—Annual Performance Bonus” above.

(3)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted to our named executive officers in 2021, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions and assuming, for performance-based options, the probable outcome of the performance conditions as of the grant date. For a discussion of the assumptions made in the valuation, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(4)

The amounts reported in this column represent the aggregate grant date fair value of restricted stock units granted to our named executive officers in 2021, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of our common stock on the date of grant. For a discussion of the assumptions made in the valuation, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(5)	The amounts reported in this column include the cost of the following perquisites and other benefits received by our named executive officers:

•

Mr. Mahaffy. The amount reported represents an employer matching contribution to our 401(k) plan equal to $11,600, payment by us of taxable life insurance premiums equal to $2,838, and supplemental long-term disability coverage equal to $7,808.

•

Mr. Muehl. The amount reported represents an employer matching contribution to our 401(k) plan equal to $11,600, payment by us of taxable life insurance premiums equal to $2,838, and supplemental long-term disability coverage equal to $8,232.

•

Ms. Ivers-Read. The amount reported represents an employer matching contribution to our 401(k) plan equal to $11,600, payment by us of taxable life insurance premiums equal to $6,096, and supplemental long-term disability coverage equal to $10,672.

•

Mr. Gross. The amount reported represents an employer matching contribution to our 401(k) plan equal to $11,600, payment by us of taxable life insurance premiums equal to $2,838, and supplemental long-term disability coverage equal to $7,947.

(6)

Dr. Rolfe’s cash compensation was denominated in pounds sterling and was converted into U.S. dollars using the December 31, 2021 year-to-date 2021 average exchange rate of 1.375 U.S. dollars per pound.

Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2021.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Option Awards (#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Option Awards ($)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Threshold (#)	Target (#)		Maximum (#)
Patrick J. Mahaffy	3/1/2021	—	—		—	220,000	6.23	1,087,350	—	—
	3/1/2021	—	80,000	(6)	—	—	6.23	395,400	—	—
	3/1/2021	—	40,000	(7)	—	—	6.23	197,700	—	—
	3/1/2021	—	40,000	(8)	—		6.23	197,700
Daniel W. Muehl	3/1/2021	—	—		—	—	—	—	81,000	504,630
Gillian C. Ivers-Read	3/1/2021	—	—		—	—	—	—	81,000	504,630
Lindsey Rolfe	3/1/2021	—	—		—	—	—	—	81,000	504,630
Paul E. Gross	3/1/2021	—	—		—	—	—	—	81,000	504,630

(1)

The amounts reported in this column represent grants of options to purchase our common stock, twenty-five percent of which will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date.

(2)	The exercise price of the options was set at the fair market value of one share of our common stock at the time of the grant.
(3)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted to our named executive officers in 2021 computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions and assuming, for performance-based options, the probable outcome of the performance conditions as of the grant date. For a discussion of the assumptions made in the valuation, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)

The amounts reported in this column represent grants of restricted stock units, twenty-five percent of which will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 12 quarters immediately following such anniversary.

(5)

The amounts reported in this column represent the aggregate grant date fair value of restricted stock units granted to our named executive officers in 2021, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of our common stock on the date of grant. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, for a discussion of the assumptions used to calculate these values.
(6)

Represents the grant of options to purchase our common stock, with vesting contingent upon product revenues for our fiscal year ending December 31, 2021 meeting or exceeding the corresponding budgeted amount in the company’s budget as approved by the board of directors on December 8, 2020. These criteria were not achieved, and the options were forfeited.

(7)

Represents the grant of options to purchase our common stock, with vesting contingent upon selection of an alpha-emitter agent for use in the study of the company’s product candidate FAP-2286 by December 31, 2021. This condition was met, and the options vested.

(8)

Represents the grant of options to purchase our common stock, with vesting contingent upon completing enrollment of three dose cohorts in the Phase 1 study of 177Lu-FAP-2286 by December 31, 2021. The condition was not met, and the options were forfeited.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Messrs. Mahaffy, Muehl and Gross, Ms. Ivers-Read, and Dr. Rolfe

We are a party to employment agreements with Messrs. Mahaffy, Muehl and Gross, Ms. Ivers-Read, and Dr. Rolfe. The agreements are substantially the same other than differences in base salary, target annual bonus percentages and severance.

The employment agreements for Messrs. Mahaffy, Muehl and Gross, Ms. Ivers-Read, and Dr. Rolfe provide for an annual base salary, which for 2021 was $738,687, $481,818, $486,260, $492,940 and $535,630, respectively. Additionally, for 2021 the target annual bonuses were set at 70% of his annual base salary for Mr. Mahaffy and 50% of their respective annual base salaries for Messrs. Muehl and Gross, Ms. Ivers-Read and Dr. Rolfe.

In the event that a named executive officer’s employment is terminated by us without “just cause” (as defined in the employment agreement) or by the executive for “good reason” (as defined in the employment agreement), the executive will, subject to his or her execution of a general release of claims and continued compliance with any restrictive covenants, be entitled to:

•	Any earned but unpaid bonus for the calendar year immediately preceding the calendar year of termination;

•	Continuation of his or her then-current base salary during the “severance period;” and

•	Payment of an applicable percentage (the percentage of employee health care premium costs covered by us as of the date of termination) of the executive’s COBRA premiums during the severance period.

For purposes of the employment agreements, the term “severance period” generally means nine months for Mr. Mahaffy and six months for each of Messrs. Muehl and Gross, Ms. Ivers-Read, and Dr. Rolfe, except that the severance period will increase to 24 months for Mr. Mahaffy and 12 months for each of Messrs. Muehl and Gross, Ms. Ivers-Read, and Dr. Rolfe in the event that such termination occurs during the 12 months following a “change in control” (as defined in the employment agreements). Additionally, in the event that such termination occurs within 12 months following a change in control, the executives will also be entitled to (x) accelerated vesting of all outstanding equity awards, and (y) an amount equal to the executive’s then-current target bonus, payable in equal monthly installments during the severance period.

Following any termination of a named executive officer’s employment, he or she will be subject to customary non-compete restrictions for six months (or in the case of Mr. Mahaffy, nine months) and also customary non-solicit restrictions with respect to employees and customers for 12 months.

Stock Plan

We maintain the 2020 Plan, which we adopted to afford our compensation committee with the flexibility of allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. The 2020 Plan is designed to assist us in attracting, retaining, motivating and rewarding key employees, directors, and consultants, and promoting the creation of long-term value for our stockholders by closely aligning the interests of the participants with those of our stockholders. Prior to stockholder approval of the 2020 Plan, we maintained the 2011 Plan. No grants were made under the 2011 Plan following stockholder approval of the 2020 Plan, but the 2011 Plan remains in effect with respect to outstanding awards granted thereunder. During the fiscal year ended December 31, 2021, we granted options to purchase our common stock to certain of our named executive officers and RSUs to certain of our named executive officers pursuant to the 2020 Plan. For a discussion of such option and RSU grants, please see “—Compensation Discussion and Analysis—Analysis of 2020 Compensation Decisions—Equity Compensation” above, as well as the footnotes accompanying the “Grants of Plan-Based Awards Table” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick J. Mahaffy	3/1/2012	150,000		—		—		24.74	3/1/2022	—	—
	3/1/2013	200,000		—		—		21.81	3/1/2023	—	—
	1/10/2014	200,000		—		—		73.98	1/10/2024	—	—
	3/2/2015	50,000		—		—		79.05	3/2/2025	—	—
	3/27/2017	75,000		—		—		68.31	3/27/2027	—	—
	3/27/2017	75,000		—		—		68.31	3/27/2027	—	—
	3/1/2018	112,500		7,500		—		58.43	3/1/2028	—	—
	2/1/2019	141,666		58,334	(1)	—		25.75	2/1/2029	—	—
	2/3/2020	91,666		108,334	(1)	—		8.39	2/3/2030	—	—
	2/3/2020	50,000		—		—		8.39	2/3/2030	—	—
	3/1/2021	—		220,000		—		6.23	3/1/2031	—	—
	3/1/2021	40,000	(2)	—		—		6.23	3/1/2031	—	—
	3/1/2021	—		—		80,000	(3)	6.23	3/1/2031	—	—
	3/1/2021	—		—		40,000	(4)	6.23	3/1/2031	—	—
TOTAL		1,185,832		394,168		120,000				—	—

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel W. Muehl	7/6/2015	35,000	—		—	84.83	7/6/2025	—		—
	3/1/2016	5,000	—		—	19.37	3/1/2026	—		—
	3/1/2016	7,500	—		—	19.37	3/1/2026	—		—
	8/25/2016	17,500	—		—	22.73	8/25/2026	—		—
	9/1/2016	20,000	—		—	23.59	9/1/2026	—		—
	3/27/2017	15,000	—		—	68.31	3/27/2027	—		—
	3/1/2018	8,437	563	(1)	—	58.43	3/1/2028	—		—
	3/1/2018	—	—		—	—	—	563	(5)	1,526
	2/1/2019	11,588	4,772	(1)	—	25.75	2/1/2029	—		—
	2/1/2019	9,657	3,977	(1)	—	25.75	2/1/2029	—		—
	2/1/2019	—	—		—	—	—	12,782	(5)	34,639
	2/1/2019	—	—		—	—	—	15,388	(5)	41,566
	1/31/2020	—	—		—	—	—	42,625	(5)	112,804
	3/1/2021	—	—		—	—	—	81,000	(5)	219,510
TOTAL		129,682	9,312		—			151,308		410,045
Gillian C. Ivers-Read	3/1/2012	50,000	—		—	24.74	3/1/2022	—		—
	3/1/2013	75,000	—		—	21.81	3/1/2023	—		—
	1/10/2014	70,000	—		—	73.98	1/10/2024	—		—
	3/2/2015	17,500	—		—	79.05	3/2/2025	—		—
	3/2/2015	8,750	—		—	79.05	3/2/2025	—		—
	3/27/2017	20,000	—		—	68.31	3/27/2027	—		—
	3/1/2018	10,312	688	(1)	—	58.43	3/1/2028	—		—
	3/1/2018	—	—		—	—	—	688	(5)	1,864
	2/1/2019	14,163	5,833	(1)	—	25.75	2/1/2029	—		—
	2/1/2019	—	—		—	—	—	18,747	(5)	50,804
	1/31/2020	—	—		—	—	—	41,625	(5)	112,804
	3/1/2021	—	—		—	—	—	81,000	(5)	219,510
TOTAL		265,725	6,521		—			142,060		384,982
Lindsey Rolfe	3/1/2012	30,000	—		—	24.74	3/1/2022	—		—
	3/1/2013	40,000	—		—	21.81	3/1/2023	—		—
	1/10/2014	17,500	—		—	73.98	1/10/2024	—		—
	2/27/2014	35,000	—		—	78.38	2/27/2024	—		—
	3/2/2015	12,500	—		—	79.05	3/2/2025	—		—
	8/3/2015	35,000	—		—	85.65	8/3/2025	—		—
	3/27/2017	20,000	—		—	68.31	3/27/2027	—		—
	3/1/2018	10,312	688	(1)	—	58.43	3/1/2028	—		—
	3/1/2018	—	—		—	—	—	688	(5)	1,864
	2/1/2019	14,163	5,833	(1)	—	25.75	2/1/2029	—		—
	2/1/2019	—	—		—	—	—	18,747	(5)	50,804
	1/31/2020	—	—		—	—	—	41,625	(5)	112,804
	3/1/2021	—	—		—	—	—	81,000	(5)	219,510
TOTAL		214,475	6,521		—			142,060		384,982

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul E. Gross	1/25/2016	60,000	—		—	22.99	1/25/2026	—		—
	3/27/2017	15,000	—		—	68.31	3/27/2027	—		—
	3/1/2018	8,437	563	(1)	—	58.43	3/1/2028	—		—
	3/1/2018	—	—		—	—	—	563	(5)	1,526
	2/1/2019	11,888	4,772	(1)	—	25.75	2/1/2029	—		—
	2/1/2019	9,657	3,977	(1)	—	25.75	2/1/2029	—		—
	2/1/2019	—	—		—	—	—	12,782	(5)	34,639
	2/1/2019	—	—		—	—	—	15,388	(5)	41,566
	1/31/2020	—	—		—	—	—	41,625	(5)	112,804
	3/1/2021	—	—		—	—	—	81,000	(5)	219,510
TOTAL		104,682	9,312		—			151,308		410,045

(1)

These options vest over four years, with 25% of such options vesting on the one-year anniversary of the date of grant, and the remainder vesting in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date. In the event that a named executive officer’s employment is terminated by us without “misconduct” (as defined in the 2011 Plan) or due to a resignation for good reason (as defined in the named executive officer’s employment agreement), in each case, within 12 months following a change in control, 100% of all outstanding options held by such executive will immediately vest upon such termination.

(2)

These options vest only upon the selection of an alpha-emitter agent for use in the study of the company’s product candidate FAP-2286 by December 31, 2021. This condition was met, and the options vested.

(3)

These options vest only upon product revenues for our fiscal year ending December 31, 2021 meeting or exceeding the corresponding budgeted amount in the company’s budget as approved by the board of directors on December 8, 2020. These criteria were not achieved, and the options were forfeited in early 2022.

(4)

These options vest only upon completion of enrollment of three dose cohorts in the Phase 1 study of 177Lu-FAP-2286 by December 31, 2021. The condition was not met, and the options were forfeited in early 2022.

(5)

These restricted stock units vest over four years, with 25% of such restricted stock units vesting on the one-year anniversary of the date of grant, and the remainder vesting in substantially equal installments over the 12 quarters immediately following such anniversary, subject to continued employment through such date. In the event that a named executive officer’s employment is terminated by us without misconduct or due to a resignation for good reason, in each case, within 12 months following a change in control, 100% of all outstanding restricted stock units held by such executive will immediately vest upon such termination.

Option Exercises and Stock Vested

The following table shows certain information regarding stock vested during 2021 with respect to our named executive officers.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick J. Mahaffy	—	—
Daniel W. Muehl	57,589	374,939
Gillian C. Ivers-Read	50,747	333,717
Lindsey Rolfe	50,747	333,717
Paul E. Gross	57,589	374,939

(1)	The value realized on vesting is calculated by multiplying the number of shares of common stock subject to the RSU that vested and the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Pursuant to their employment agreements, upon certain terminations of employment, Messrs. Mahaffy, Muehl and Gross, Ms. Ivers-Read and Dr. Rolfe are entitled to payments of compensation and benefits as described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.” The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without “just cause” or a resignation for “good reason” and (ii) an involuntary termination without “just cause” or a resignation for “good reason” within 12 months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2021, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Triggering Event
Name	Type of Payment	Involuntary Termination ($)		Involuntary Termination within Twelve Months following a Change in Control ($)
Patrick J. Mahaffy	Cash severance	556,718	(1)	2,004,183	(3)
	Benefit continuation	19,041	(2)	41,487	(4)
	Equity acceleration(5)	—		—
	TOTAL	575,759		2,045,670
Daniel W. Muehl	Cash severance	242,084	(1)	726,252	(3)
	Benefit continuation	12,695	(2)	20,744	(4)
	Equity acceleration(5)	—		410,045
	TOTAL	254,779		1,157,041
Gillian C. Ivers-Read	Cash severance	247,673	(1)	743,018	(3)
	Benefit continuation	8,994	(2)	14,636	(4)
	Equity acceleration(5)	—		384,983
	TOTAL	256,667		1,142,637
Lindsey Rolfe	Cash severance	269,156	(1)	807,467	(3)
	Benefit continuation	—		—
	Equity acceleration(5)	—		384,983
	TOTAL	269,156		1,192,450
Paul E. Gross	Cash severance	244,316	(1)	732,948	(3)
	Benefit continuation	12,435	(2)	20,327	(4)
	Equity acceleration(5)	—		410,045
	TOTAL	256,751		1,163,320

(1)	Includes the value of base salary continuation for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers.
(2)

Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers. Dr. Rolfe did not elect to receive health care benefits in 2021, and as a result, there is no value attributable to Dr. Rolfe’s benefit continuation.

(3)

Includes the value of (i) base salary continuation for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers and (ii) an amount equal to the named executive officer’s target bonus.

(4)

Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers. Dr. Rolfe did not elect to receive health care benefits in 2021, and as a result, there is no value attributable to Dr. Rolfe’s benefit continuation.

(5)

Includes the value of accelerated vesting of all outstanding equity awards, based on the closing price of our common stock on December 31, 2021, which the executives would have been entitled to upon an involuntary termination without misconduct or a resignation for good reason, in each case, occurring on December 31, 2021 assuming such termination was within 12 months following a change in control.

CEO Pay Ratio

Under SEC regulations, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (“CEO Pay Ratio”). Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee in 2020 for purposes of calculating the CEO Pay Ratio:

•

We identified the median employee based on our employee population as of December 31, 2020. We excluded from the determination of median employee a total number of employees outside of the U.S., U.K., Germany, France, and Spain representing less than 5.0% of our total workforce as of that date, pursuant to the de minimis exemption provided under Item 402(u) of Regulation S-K.

•	In determining compensation for purposes of the median calculation, we used each employee’s annual base pay, incentive compensation or target annual bonus, as applicable, and any car allowance.

•

We annualized the base salary earned in 2020 by permanent employees (full-time and part-time) hired after January 1, 2020. In identifying the median employee, we did not make any cost-of-living adjustments.

•	Amounts paid in foreign currency were converted into United States dollars using foreign exchange rates averaged over the full year 2020.

We elected to use the same median employee used to determine our 2020 CEO Pay Ratio to determine our 2021 CEO Pay Ratio since there was no material change to our employee compensation arrangements during 2021, and we believe that our decreased headcount during 2021 would not significantly change our calculation. 2021 annual total compensation for this employee was calculated in accordance with the requirements of the Summary Compensation Table.

For 2021, the median of the annual total compensation of our employees (other than our CEO) was $246,936 and the annual total compensation of our CEO was $2,639,083. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than the CEO was 11:1.

The pay ratio above represents our reasonable estimate calculated in a manner consistent with the rule and applicable guidance. The rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

Neither the compensation committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

DIRECTOR COMPENSATION

The compensation committee of our board of directors is responsible for making recommendations to our board of directors on appropriate compensation levels and arrangements for our non-employee directors, ensuring they are consistent with our compensation philosophy and remain competitive with our peer companies. The compensation committee reviews our non-employee director compensation annually and makes adjustments as necessary.

In making recommendations, the compensation committee takes various factors into consideration, including:

•	Non-employee directors’ responsibilities and the form and amount of compensation paid to directors at our peer companies;

•	Ability to retain and attract the most qualified and experienced non-employee directors to oversee the management of our business and operations; and

•	Advice of an independent compensation consultant to review our non-employee director compensation program and promote alignment with market practice and stockholder interests.

Since June 2018, the compensation committee has retained Willis Towers Watson as its independent compensation consultant to add rigor to the review process and to inform the compensation committee of market trends regarding non-employee director compensation, Willis Towers Watson reviews, and advises the compensation committee, on our compensation practices. Willis Towers Watson also provides market data, including the appropriateness of members of our peer group and data comparing compensation with our peer group, directly to the compensation committee, which the compensation committee references when reviewing and recommending both cash and equity compensation for non-employee directors.

Our goal is to appropriately compensate non-employee directors for their leadership and expertise while aligning non-employee director interests with those of our stockholders. In line with this goal, our non-employee director compensation policy is underpinned by the same philosophy and principles that govern our executive compensation program.

Our non-employee director compensation program is designed to:

✓	Align non-employee director and stockholder interests through grants of non-statutory stock option awards;

✓	Encourage a vested interest in our company’s long-term business performance through stock ownership requirements;

✓	Align non-employee director compensation with our peer companies of comparable market capitalization and size;

✓	Ensure a robust non-employee director compensation governance framework is in place; and

✓	Help us attract and retain talent for board of director service to support the long-term value of Clovis.

Non-Employee Director Compensation

Our non-employee director compensation program includes two components: a cash retainer of $50,000 per year for service and an annual grant of stock options. All continuing directors receive an annual grant of stock options valued at $200,000. Company employees serving as directors do not receive any additional compensation for board service. The compensation committee again evaluated non-employee director compensation with its independent advisor in April 2021.

While the stock option value represents the grant date fair value of the applicable stock awards, the realizable value of these awards will be zero unless the company share price increases from the date of grant, reinforcing the performance orientation of our program and the alignment of interests between our non-employee directors and our stockholders. We historically defined equity awards to non-employee directors as a fixed number of options, so the value of the award each year was based on our stock price and option valuation on the date of grant. By adopting a fixed value approach that is aligned with the peer group median value, we will avoid any potential misalignment with our targeted market positioning due to year-on-year changes in our stock price.

Newly appointed non-employee directors will receive the same annual $50,000 cash retainer (prorated for his or her period of service) and a first-year grant (upon initial election or appointment) of stock options valued at $350,000 which vest over a three-year period (versus one year for annual option grants for continuing directors). Providing a larger initial grant to newly appointed non-employee directors aligns with market practice within the biopharmaceutical industry. In subsequent years, their compensation will be consistent with the compensation of continuing directors.

Additional Cash Compensation: In addition to the annual cash retainer, the chairperson of our board of directors and each committee thereof is entitled to greater compensation for his or her services than other members of the board of directors or such committee, as applicable, which we believe is commensurate with the additional time commitment and additional responsibility required by the position held and is consistent with the compensation practices of our peer group companies. Accordingly, the non-employee director who serves as chair of our board of directors received an additional cash retainer of $30,000; each non-employee director who serves as chair of our audit, compensation, and nominating and corporate governance, and scientific review committees received an additional annual cash retainer of $20,000, $15,000, $10,000 and $10,000, respectively; and each non-employee director who serves as a member (other than the chair) of our audit, compensation, nominating and corporate governance, and scientific review committees received an additional annual cash retainer of $10,000, $7,500, $5,000 and $5,000, respectively.

Equity Awards: The value of a stock option award, which is granted under our 2020 Plan, will equal its grant date fair value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision. The exercise price per share for any such stock options will equal the closing price of a share of our company’s common stock (as reported on the NASDAQ

Global Select Market) on the date of grant. Annual stock options will vest and become exercisable on the one-year anniversary of the applicable date of grant. Initial stock options will vest and become exercisable on the first, second and third anniversaries of the applicable date of grant. The vesting of each annual stock option and initial stock option will be subject to full acceleration in the event of a termination of a non-employee director’s service within 24 months following a Change in Control (as defined in our 2020 Plan).

Stock Ownership Guidelines

All non-employee directors are required to hold a minimum number of shares of our stock while serving as a director. The guidelines are intended to align the interests of non-employee directors with those of our stockholders by requiring non-employee directors to be subject to the same long-term stock price volatility our stockholders experience. The minimum threshold is equal to three times the directors’ baseline annual retainer fee, or $150,000.

When determining whether the directors have met the minimum ownership requirements under the policy, calculations include all shares held outright by the directors and any vested equity awards. Each director initially has five years in order to meet his or her minimum ownership threshold (and one year after a retainer increase). During this five-year phase-in period, the director is not allowed to sell more than 50% of any vested equity awards until he or she has met the applicable minimum threshold. The policy is administered and monitored by our Principal Financial Officer under the direction of the compensation committee. Currently, each of our non-employee directors is in the five-year phase-in period.

2021 Director Compensation Table

The following table summarizes the compensation received by our non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	Total ($)
Brian G. Atwood	70,000	199,998	269,998
Robert W. Azelby	55,000	199,998	254,998
James C. Blair	70,000	199,998	269,998
Richard A. Fair	57,500	199,998	257,498
Keith Flaherty(1)	59,583	199,998	259,581
Ginger Graham	87,500	199,998	287,498
Paul H. Klingenstein	60,000	199,998	259,998
Edward J. McKinley	70,000	199,998	269,998
Ronit Simantov(1)	25,208	349,998	375,206
Thorlef Spickschen	57,500	199,998	257,498

(1)

Cash compensation (both the annual retainer and the retainer for additional services) is pro-rated based on the date the non-employee director joined the board. For Dr. Simantov, this date was July 12, 2021. Drs. Flaherty and Simantov each received pro-rata compensation for their participation on the Scientific Review Committee, which was formed in July 2021.

(2)

Drs. Blair, Flaherty, and Spickschen, Messrs. Atwood, Azelby, Fair, Klingenstein and McKinley, and Ms. Graham each received a grant of options to purchase 42,223 shares of our common stock on June 10, 2021. As of December 31, 2021, Dr. Flaherty and Ms. Graham each had 196,014 options outstanding, Messrs. Atwood and Klingenstein and Drs. Blair and Spickschen each had 193,255 options outstanding, Mr. McKinley had 180,041 options outstanding, Messrs. Azelby and Fair each had 137,091 options outstanding and Dr. Simantov had 83,212 options outstanding.

(3)

Amount represents the fair value of the awards on the date of grant computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of our common stock as of April 11, 2022 by:

•	each person or group of affiliated persons who are known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers;

•	each member of our board of directors and each nominee; and

•	all members of our board of directors and our executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power over the security, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Applicable percentages are based on 143,879,140 shares of common stock outstanding on April 11, 2022.

Except as indicated in the footnotes below and subject to applicable community property laws, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301.

	Beneficial Ownership
Name Of Beneficial Owner	Number of Shares		Percent of Total
Stockholders beneficially owning 5% or more of our common stock
Entities affiliated with Highbridge Capital Management, LLC	11,056,229	(1)	7.7%
Blackrock, Inc.	9,751,277	(2)	6.8%
The Vanguard Group	10,115,101	(3)	7.0%

Officers and Directors
Patrick J. Mahaffy	2,157,869	(4)	1.5%
Paul H. Klingenstein	904,415	(5)	*
Gillian C. Ivers-Read	506,491	(6)	*
Edward J. McKinley	448,857	(7)	*
Brian G. Atwood	353,445	(8)	*
Lindsey Rolfe	297,581	(9)	*
James C. Blair	256,799	(10)	*
Thorlef Spickschen	251,431	(11)	*
Daniel Muehl	231,628	(12)	*
Paul Gross	200,582	(13)	*
Ginger Graham	196,014	(14)	*
Keith Flaherty	196,014	(15)	*
Thomas Harding	141,891	(16)	*
Robert W. Azelby	137,091	(17)	*
Richard A. Fair	137,091	(18)	*
Ronit Simantov	—		—
All directors and executive officers as a group (16 persons)	6,417,199		4.4%

*	Represents beneficial ownership of less than 1% of our common stock.
(1)

Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 11, 2022 by Highbridge Capital Management, LLC. According to the Schedule 13G, as amended, Highbridge Capital Management, LLC, as the investment advisor to certain funds and accounts (collectively, the “Highbridge Funds”), may be deemed to be the beneficial owner of the 11,056,229 shares of common stock issuable upon conversion of convertible senior notes held by the Highbridge Funds convertible within the next 60 days. The principal business address of each of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172.

(2)

Based on the information provided in a Schedule 13, as amended, filed with the SEC on March 11, 2022 by Blackrock, Inc. According to the Schedule 13G, as amended, Blackrock, Inc. has sole dispositive power over 9,751,277 shares of common stock and sole voting power over 9,466,738 shares of common stock. The principal business address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 9, 2022 by The Vanguard Group. According to the Schedule 13G, as amended, The Vanguard Group has sole dispositive power over 9,820,571 shares of common stock, shared dispositive power over 294,530 shares of common stock and shared voting power over 208,049 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Includes 1,187,082 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(5)

Includes 193,255 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided in a Form 4 filed by Mr. Klingenstein with the SEC on July 31, 2019, includes 639,078 shares of common stock held of record by Aberdare Ventures IV, L.P. and 12,755 shares of common stock held of record by Aberdare Partners IV, L.P. Voting and investment power over the shares owned by Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P. is held by Aberdare GP IV, L.L.C., their general partner. Mr. Klingenstein is a managing member of Aberdare GP IV, L.L.C. Mr. Klingenstein disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(6)	Includes 232,349 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.
(7)

Includes 180,841 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided to us, includes 17,500 shares of common stock owned by the Priory Fund, of which Mr. McKinley is a director and shares voting and dispositive power with respect to such shares. Based on information provided in a Form 4 filed by Mr. McKinley with the SEC on May 16, 2014, includes 215,815 shares of common stock owned by McKinley/Lavidge Revocable Trust (the “McKinley Trust”), of which Mr. McKinley is co-trustee and shares voting and dispositive power with respect to such shares. Mr. McKinley disclaims beneficial ownership of the securities held by the McKinley Trust and the Priory Fund, except to the extent of his pecuniary interest therein.

(8)

Includes 193,255 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided in a Form 4 filed by Mr. Atwood with the SEC on November 10, 2020, includes 25,577 shares of common stock held of record by the Atwood-Edminster Trust dated 4/2/2000, of which Mr. Atwood is a trustee and a named beneficiary, 101,217 shares of common stock held of record by Versant Venture Capital IV, L.P., and 638 shares of common stock owned by Versant Side Fund IV, L.P. Voting and investment power over the shares held of record by Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P. is held by Versant Ventures IV, LLC, their sole general partner. Mr. Atwood is a managing member of Versant Ventures IV, LLC. Mr. Atwood disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein, and the options held by him.

(9)	Includes 201,099 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.
(10)

Includes 193,255 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on a Form 4 filed by Dr. Blair with the SEC on August 20, 2019, includes 10,105 shares of common stock held of record by Susan W. and James C. Blair Family Partnership (“Family”) and 20,000 shares held of record by Dr. Blair’s wife. Voting and investment power over the shares held of record by Family is held by Dr. Blair. Dr. Blair disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(11)	Includes 193,255 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(12)	Includes 149,304 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.
(13)	Includes 124,304 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.
(14)	Includes 196,014 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(15)	Includes 196,014 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(16)

Includes 120,188 shares of common stock subject to outstanding options and restricted stock units held directly by Dr. Harding which are exercisable or will settle within the next 60 days and also includes 10,049 shares of common stock beneficially owned by Dr. Harding’s wife, of which 7,218 shares of common stock are subject to outstanding options and restricted stock units held by Dr. Harding’s wife which are exercisable or will settle within the next 60 days.

(17)	Includes 137,091 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(18)	Includes 137,091 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers, and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2021, all directors, officers, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 30, 2017, we entered into a Strata Trial Collaboration Agreement (the “Strata Agreement”) with Strata Oncology, Inc. (“Strata”), in order to identify potentially eligible patients for Clovis’ ongoing TRITON (Trial of Rucaparib in Prostate Indications) clinical trial program, which includes Phase 2 and Phase 3 clinical trials of rucaparib in metastatic castration-resistant prostate cancer, via the Strata Trial (the “Strata Trial”), a nationwide observational study sponsored by Strata under which no-cost sequencing is provided to advanced cancer patients at Strata Trial sites. Keith Flaherty, a member of our board of directors, is also a founder, member of the board of directors and owns less than 2% of the fully-diluted equity of Strata. Accordingly, the Strata Agreement constitutes a related party transaction under Item 404(a) of Regulation S-K and was reviewed and approved by the audit committee of our board of directors. In 2021, we did not make any payments to Strata pursuant to the Strata Agreement.

Other than the Strata Agreement, since the beginning of fiscal year 2017, we have not engaged in any transactions in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under “Executive and Director Compensation” above. We describe below certain other transactions with our directors, executive officers and stockholders.

Director Compensation

For a discussion of the director compensation arrangements, see “Executive and Director Compensation—Director Compensation” above.

Executive Compensation and Employment Agreements

Please see “Executive and Director Compensation—Compensation Discussion and Analysis” above for information on compensation arrangements with our named executive officers, including option grants and agreements with our named executive officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. Further, our amended and restated certificate of incorporation and bylaws limits our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law.

Policies and Procedures Regarding Transactions with Related Persons

We have a written policy that sets forth our policies regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity in which such a person has a 10% or greater equity interest. Any related-person transaction may only be consummated if our audit committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This practice, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a single set of proxy materials, please notify your broker or contact us and we will promptly address your request. To contact us, direct your written request to: Investor Relations, Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301 or contact Investor Relations at 303-625-5000. Stockholders who currently receive multiple copies of the Notice or our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or us, as applicable.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on February 24, 2022, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://ir.clovisoncology.com as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K by writing to Clovis Oncology, Inc. Investor Relations at 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2023, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 29, 2022. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2023 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our amended and restated bylaws, addressed to our corporate secretary, Paul E. Gross, at Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, not later than March 11, 2023 nor earlier than February 9, 2023. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Clovis’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2023.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope to us.

By Order of the Board of Directors

Paul E. Gross
Secretary

Boulder, Colorado

April     , 2022

APPENDIX A

SECOND CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLOVIS ONCOLGY, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

THE UNDERSIGNED, being a duly appointed and authorized officer of Clovis Oncology, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify, on behalf of the Corporation, as follows for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation, as amended:

FIRST:	The name of the corporation is Clovis Oncology, Inc.

SECOND:	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 20, 2009, which was amended and restated on May 15, 2009, which was further amended on May 25, 2011 and September 22, 2011 and then amended and restated on November 21, 2011, which was further amended on June 6, 2019.

THIRD:	That the board of directors of the Corporation duly adopted resolutions approving the following amendment (the “Second Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), declaring such Second Amendment to be advisable and calling for the stockholders of the Corporation to approve such Second Amendment.

FOURTH:	The Second Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL by the required vote of the stockholders of the Corporation at the 2022 Annual Meeting of Stockholders of the Corporation.

FIFTH:	That the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended as provided herein. The first sentence of Article IV of the Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended by adding the following paragraph immediately after such first sentence of Article IV:

“Upon the filing and effectiveness (the “Effective Time”) of this Second Certificate Amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, pursuant to the Delaware General Corporation Law, each five (5) shares of the Common Stock issued immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $0.001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”) and without increasing or decreasing the authorized number of shares of Common Stock or the Preferred Stock. No fractional shares of New Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of New Common Stock to which such holder would otherwise be entitled multiplied by

A-1

the closing price per share of the New Common Stock on The Nasdaq Global Select Market at the close of business on the date of the Effective Time. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

SIXTH:	Except as expressly amended by this Second Amendment, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, this Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this          day of                     , 202    .

CLOVIS ONCOLOGY, INC.

By:
Name:
Title:

A-2

APPENDIX B

THIRD CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLOVIS ONCOLGY, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

THE UNDERSIGNED, being a duly appointed and authorized officer of Clovis Oncology, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify, on behalf of the Corporation, as follows for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation, as amended:

FIRST:	The name of the corporation is Clovis Oncology, Inc.

SECOND:	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 20, 2009, which was amended and restated on May 15, 2009, which was further amended on May 25, 2011 and September 22, 2011 and then amended and restated on November 21, 2011, which was further amended on June 6, 2019 and on , 202 .

THIRD:	That the board of directors of the Corporation duly adopted resolutions approving the following amendment (the “Third Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), declaring such Third Amendment to be advisable and calling for the stockholders of the Corporation to approve such Third Amendment.

FOURTH:	The Third Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL by the required vote of the stockholders of the Corporation at the 2022 Annual Meeting of Stockholders of the Corporation.

FIFTH:	That the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended as provided herein. The first sentence of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows:

The total number of shares of stock that the Corporation shall have authority to issue is 67,142,000 shares, consisting of 57,142,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

SIXTH:	Except as expressly amended by this Third Amendment, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, this Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this      day of             , 202    .

CLOVIS ONCOLOGY, INC.

By:
Name:
Title:

B-1

APPENDIX C

CLOVIS ONCOLOGY, INC.

SECOND AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN

The Plan, originally adopted by the Board on April 22, 2020 and approved by the Company’s stockholders on June 4, 2020, was amended and restated effective June 10, 2021, and is hereby amended and restated for a second time effective June [    ], 2022.

1.	Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)    “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based award granted under the Plan.

(c)    “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay to the Company all amounts received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(f)    “Change in Control” means:

(1)    a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2)    the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3)    the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(4)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(g)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h)    “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i)    “Company” means Clovis Oncology, Inc., a Delaware corporation.

(j)    “Corporate Event” has the meaning set forth in Section 10(b) hereof.

(k)    “Data” has the meaning set forth in Section 20(f) hereof.

(l)    “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(m)    “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(n)    “Effective Date” means April 22, 2020, which is the date on which the Plan was approved by the Board.

(o)    “Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(p)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(q)    “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(r)    “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(s)    “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(t)    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u)    “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(v)    “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(w)    “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(x)    “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(y)    “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(z)    “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(aa)    “Plan” means this Clovis Oncology, Inc. Amended and Restated 2020 Stock Incentive Plan, as amended from time to time.

(bb)    “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules.

(cc)    “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(dd)    “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ee)    “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(ff)    “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(gg)    “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(hh)    “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(ii)    “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(jj)    “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(kk)    “Stock” means Common Stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(ll)    “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

(mm)    “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(nn)    “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.	Administration.

(a)    Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(d), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b)    Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c)    Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who

is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d)    Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4.	Shares Available Under the Plan; Other Limitations.

(a)    Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal 14,970,000. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(b)    Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld or surrendered in payment of the exercise price of an Option or taxes relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan. Shares of Stock withheld or surrendered in payment of the exercise price of a Stock Appreciation Right shall be deemed to constitute shares delivered to the Participant and shall not be deemed to again be available for delivery under the Plan.

(c)    Incentive Stock Options. No more than 14,970,000 shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d)    Minimum Vesting Period. No Award may begin to vest prior to the one (1) year anniversary of the date of grant; provided, however, that the foregoing minimum vesting period shall no apply; (i) to Awards granted in payment of or exchange for an equivalent amount of cash (e.g., salary, bonus or other earned cash compensation); (ii) to a Substitute Award that does not reduce the vesting period of the award being replaced or assumed; or (iii) to Awards involving an aggregate number of shares of Stock not in excess of five percent (5%) of the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4(a) hereof).

(e)    Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5.	Options.

(a)    General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b)    Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

(c)    Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d)    Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e)    Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, subject to Section 4(d), the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f)    Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(1)    In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2)    In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Options shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Options pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Options were vested as the time of such Termination.

(3)    In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g)    Special Provisions Applicable to Incentive Stock Options.

(1)    No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(2)    To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3)    Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6.	Restricted Stock.

(a)    General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)    Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, subject to Section 4(d), the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c)    Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7.	Restricted Stock Units.

(a)    General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b)    Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, subject to Section 4(d), the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c)    Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. A Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d)    Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8.	Stock Appreciation Rights.

(a)    General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b)    Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c)    Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d)    Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, subject to Section 4(d), the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

(e)    Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f)    Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1)    In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2)    In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(3)    In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9.	Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10.	Adjustment for Recapitalization, Merger, etc.

(a)    Capitalization Adjustments. The aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.

(b)    Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1)    The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) above;

(2)    The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event;

(3)    The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to the amount payable pursuant to any Cash Award or, with respect to other Awards, an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

(4)    The cancellation of any or all Options, Stock Appreciation Rights and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided that all Options, Stock Appreciation Rights and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5)    The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c)    Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

(d)    Double-Trigger Vesting. Notwithstanding any other provisions of the Plan, an Award Agreement or Participant Agreement to the contrary, with respect to any Award that is assumed or substituted in connection with a Change in Control, the vesting, payment, purchase or distribution of such Award may not be accelerated by reason of the Change in Control for any Participant unless the Participant experiences an involuntary Termination as a result of the Change in Control. Unless otherwise provided for in an Award Agreement or Participant Agreement, any Award held by a Participant who experiences an involuntary Termination as a result of a Change in Control shall immediately vest as of the date of such Termination. For purposes of this Section 10(d), a Participant will be deemed to experience an involuntary Termination as a result of a Change in Control if the Participant experiences a Termination by the Service Recipient other than for Cause, or otherwise experiences a Termination under circumstances which entitle the Participant to mandatory severance payment(s) pursuant to applicable law or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminates in connection with or as a result of a Change in Control, in each case, at any time beginning on the date of the Change in Control up to and including the second (2nd) anniversary of the Change in Control.

11.	Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12.	Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13.	Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14.	Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15.	Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.	Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto).

17.	Amendment of the Plan or Awards.

(a)    Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b)    Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c)    Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a

Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d)    No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

18.	Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19.	Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

20.	Miscellaneous.

(a)    Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b)    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d)    Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e)    Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(e)will apply to all Awards.

(f)    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(e) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the

Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g)    Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(i)    No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j)    Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)    Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Colorado without reference to the principles of conflicts of laws thereof.

(l)    Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m)    Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in Boulder, Colorado (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(m) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Colorado or any court sitting in Boulder, Colorado. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n)    Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(o)    Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q)    Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*                *                 *

ADOPTED BY THE BOARD OF DIRECTORS: APRIL 22, 2020, AS AMENDED ON APRIL 18, 2021 AND APRIL      2022

APPROVED BY THE STOCKHOLDERS: JUNE 4, 2020, AS AMENDED ON JUNE 10, 2021 AND JUNE     , 2022

TERMINATION DATE JUNE 3, 2030

CLOVIS ONCOLOGY, INC.

5500 FLATIRON PARKWAY

BOULDER, CO 80301

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on June 8, 2022. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D81184-P71666                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLOVIS ONCOLOGY, INC.			For All	Withhold All	For All Except

The Board of Directors recommends you vote FOR the following Proposal:

1.	Election of four Class II directors to hold office until the 2025 Annual Meeting of Stockholders.		☐	☐	☐

Nominees:

	01)	Brian G. Atwood
	02)	James C. Blair
	03)	Richard A. Fair
	04)	Paul H. Klingenstein

The Board of Directors recommends you vote FOR the following:			For	Against	Abstain

2.	Approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-7 (“Reverse Stock Split”).		☐	☐	☐

3.	Approval of an amendment to our Amended and Restated Certificate of Incorporation to decrease, concurrent with and conditioned upon the implementation of the Reverse Stock Split, the number of authorized shares of common stock from 200,000,000 to 57,142,000 shares.		☐	☐	☐

The Board of Directors recommends you vote FOR the following:

4.	Approval of an amendment and restatement of our Amended and Restated 2020 Stock Incentive Plan to increase the number of shares available for issuance under the plan by 4,000,000 shares, concurrent with and conditioned upon the implementation of the Reverse Stock Split.		☐	☐	☐

The Board of Directors recommends you vote FOR the following:

5.	Approval of an advisory proposal on compensation of the Company’s named executive officers, as disclosed in the attached proxy statement.		☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		For	Against	Abstain

6.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

7.	Approval of an adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com as well as in the Investor Relations section at www.clovisoncology.com

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D81185-P71666

CLOVIS ONCOLOGY, INC.

5500 Flatiron Parkway

Boulder, Colorado 80301

Annual Meeting of Stockholders on June 9, 2022

Proxy Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of CLOVIS ONCOLOGY, INC. hereby appoint(s) Patrick J. Mahaffy and Paul Gross, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Clovis Oncology, Inc. to be held on June 9, 2022 at 8:30 a.m., Mountain time, at the The Westin Denver International Airport, 8300 Peña Blvd, Denver, CO 80249, and at any adjournment or postponement of the meeting, upon the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees for director listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5, FOR Proposal 6 and FOR Proposal 7.

Continued and to be signed on reverse side